Exhibit 10.1

LEASE AGREEMENT

between

CRABTREE TERRACE HOLDINGS LLC ("LANDLORD")

and

9 METERS BIOPHARMA, INC. ("TENANT")

TABLE OF CONTENTS

ARTICLE I    BASIC LEASE TERMS
Section 1.01    Landlord...................................................................................................................
Section 1.02    Tenant ......................................................................................................................
Section 1.03    Manager ...................................................................................................................
Section 1.04    Tenant's Contact.......................................................................................................
Section 1.05    Brokers.....................................................................................................................
Section 1.06    Property....................................................................................................................
Section 1.07    Building ...................................................................................................................
Section 1.08    Office Space.............................................................................................................
Section 1.09    Premises ...................................................................................................................
Section 1.10    Landlord’s Work......................................................................................................
Section 1.11    Tenant Improvements ..............................................................................................
Section 1.12    Construction Contacts .............................................................................................
Section 1.13    Commencement Date...............................................................................................
Section 1.14    Lease Term ..............................................................................................................
Section 1.15    Base Annual Rent for Initial Term...........................................................................
Section 1.16    Additional Rent........................................................................................................
Section 1.17    Renewal Terms ........................................................................................................
Section 1.18    Common Areas ........................................................................................................
Section 1.19    Permitted Use...........................................................................................................
Section 1.20    Intentionally Deleted................................................................................................
Section 1.21    Retail Space .............................................................................................................
Section 1.22    Complex...................................................................................................................

ARTICLE II    PREMISES
Section 2.01    Premises; Common Areas........................................................................................
Section 2.02    Tenant Improvements; Delivery of Premises ..........................................................
Section 2.03    Plans for Tenant Improvements; Ownership of Leasehold Improvements..............
ARTICLE III    RENEWAL OPTIONS, USE AND RENTAL, AND RIGHT OF FIRST OFFER
Section 3.01    Renewal Option .......................................................................................................
Section 3.02    Use ...........................................................................................................................
Section 3.03    Base Annual Rent ....................................................................................................
Section 3.04    Additional Rent........................................................................................................
Section 3.05    Right of First Offer ..................................................................................................
Section 3.06    Right to Relocate .....................................................................................................

ARTICLE IV    LANDLORD COVENANTS
Section 4.01    Services....................................................................................................................

Section 4.02    Parking .....................................................................................................................
Section 4.03    Keys and Locks........................................................................................................
Section 4.04    Repairs by Landlord.................................................................................................
Section 4.05    Peaceful Enjoyment .................................................................................................

ARTICLE V    TENANT COVENANTS
Section 5.01    Condition of Premises; Damage by Tenant .............................................................
Section 5.02    Care of Premises ......................................................................................................
Section 5.03    Assignment and Subletting ......................................................................................
Section 5.04    Alterations, Additions, Improvements .....................................................................
Section 5.05    Legal Use and Violation of Insurance Coverage .....................................................
Section 5.06    Laws and Regulations;.............................................................................................
Section 5.07    Entry to the Premises ...............................................................................................
Section 5.08    Nuisance ..................................................................................................................
Section 5.09    Mortgage ..................................................................................................................
Section 5.10    Estoppel Certificate..................................................................................................
Section 5.11    Financial Statements ................................................................................................
Section 5.12    Letter of Credit.........................................................................................................
Section 5.13    Prohibited Persons ...................................................................................................

ARTICLE VI    LANDLORD AND TENANT COVENANTS
Section 6.01    Condemnation..........................................................................................................
Section 6.02    Damages from Certain Causes.................................................................................
Section 6.03    Intentionally Deleted................................................................................................
Section 6.04    Holding Over ...........................................................................................................
Section 6.05    Damage or Destruction of the Premises...................................................................
Section 6.06    Professional Fees .....................................................................................................
Section 6.07    Amendments ............................................................................................................
Section 6.08    Assignments by Landlord ........................................................................................
Section 6.09    Events of Default .....................................................................................................
Section 6.10    Non-Waiver .............................................................................................................
Section 6.11    Property Insurance; Liability Insurance...................................................................
Section 6.12    Insurance Standards .................................................................................................
Section 6.13    Hold Harmless .........................................................................................................
Section 6.14    Waiver of Subrogation.............................................................................................
Section 6.15    Hazardous Materials ................................................................................................
Section 6.16    Severability ..............................................................................................................
Section 6.17    Notices .....................................................................................................................
Section 6.18    Successors ................................................................................................................
Section 6.19    Entirety ....................................................................................................................
Section 6.20    Brokers.....................................................................................................................
Section 6.21    Taxes........................................................................................................................

Section 6.22    Building Name; Signage ..........................................................................................
Section 6.23    Rights of Light, View and Air .................................................................................
Section 6.24    Authority; Good Standing........................................................................................
Section 6.25    Property Management..............................................................................................
Section 6.26    Confidentiality .........................................................................................................
Section 6.27    Accord and Satisfaction ...........................................................................................
Section 6.28    Counterparts.............................................................................................................
Section 6.29    Miscellaneous ..........................................................................................................
Section 6.30    Condominium Declaration.......................................................................................

EXHIBITS

EXHIBIT A-1 Legal Description of the Property EXHIBIT A-2 Floor Plan of the Premises
EXHIBIT A-3 Draft Plans and Specifications
EXHIBIT B    Landlord’s Work and Tenant’s Work EXHIBIT C    Acknowledgment of Lease Commencement EXHIBIT D    Rules and Regulations
EXHIBIT E    Exclusives/Restrictions

LEASE AGREEMENT

STATE OF NORTH CAROLINA COUNTY OF WAKE
This Lease is made by and between the Landlord and Tenant named below, as of the date this Lease is executed by the last party to sign as shown on the signature page(s) attached hereto (the “Effective Date”).

BASIC LEASE TERMS

For purposes of this Lease, the following terms shall have the meanings set forth below:

SECTION 1.01.	Landlord.	Crabtree Terrace Holdings LLC [ • ]
SECTION 1.02.	Tenant.	Prior to Commencement Date:
9 Meters Biopharma, Inc. 8480 Honeycutt Rd, Ste 120 Raleigh NC 27615 Attn: Bethany Sensenig Email: bsensenig@9meters.com
Following Commencement Date:
9 Meters Biopharma, Inc. 4509 Creedmoor Road, Suite 600 Raleigh, North Carolina 27612 Attn: Bethany Sensenig Email: bsensenig@9meters.com
With a copy to:
Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, NC 27607 Attn: Donald R. Reynolds Email: dreynolds@wyrick.com
	State of organization:	Delaware
SECTION 1.03.	Manager.	JLL
SECTION 1.04.	Intentionally deleted

SECTION 1.05.    Brokers.

Landlord’s:    JLL

Tenant’s:    Cushman & Wakefield

SECTION 1.06.    Property. The term “Property” shall mean that certain parcel of land being more particularly described on Exhibit A-1 attached hereto.

SECTION 1.07. Building. The term “Building” shall mean that certain building on the Property having an address of 4509 Creedmoor Road, Raleigh, North Carolina. The Building contains approximately 173,468 square feet.

SECTION 1.08. Office Space. The term “Office Space” shall mean all of the rental space in the Building that is leasable as office space or is leased to office tenants and the Office Common Areas. The Office Space contains approximately 144,925 square feet of rentable area.

SECTION 1.09. Premises. The term “Premises” shall include approximately 7,418 rentable square feet located in Suite 600 on the 6th floor of the Building as more particularly shown on the floor plan attached hereto as Exhibit A-2 and made a part hereof. For purposes of this Lease, except as otherwise expressly set forth herein, the parties stipulate that the “Rentable Area” of the Premises is 7,418 rentable square feet.

SECTION 1.10. Landlord’s Work. Landlord agrees to perform all of the work to the Premises for the Tenant Improvements as described in Section 1.11, below, and on Exhibit B attached hereto and made a part hereof, and Landlord shall deliver the Premises to Tenant as more specifically set forth in Section 2.02.

SECTION 1.11. Tenant Improvements; Allowance. Landlord shall be responsible for the construction of the initial tenant improvements in the Premises (the “Tenant Improvements”), in accordance with the Final Plans (as defined in Section 2.03(c)) and subject to the terms and conditions set forth in Section 2.03. Landlord shall contribute up to a maximum of Ninety-Five and No/100 Dollars ($95.00) per square foot of the Rentable Area toward the costs of the Tenant Improvements described in Section 2.03 (the “Tenant Improvement Allowance”). In addition, Landlord shall provide Tenant an allowance for test-fit preparation up to $0.15 per square foot of Rentable Area, which payment shall be due within thirty (30) days after Landlord’s receipt of an invoice from Tenant’s architect (the “Test Fit Allowance”). The term “Tenant Improvements” shall mean and include all labor, supervision, materials, fixtures, special facilities, built-ins, equipment, tools, supplies, taxes, occupancy permit and related inspections, and other property and services necessary to timely and properly produce all work, improvements, fixtures, finishes and completed construction required or reasonably inferable from the Final Plans and Specifications, and all work, services and materials necessary to produce fully connected, complete, operational and functional systems and finishes in the Premises described in the Final Plans, as well as painting and the installation of millwork, carpet, and coverings and plumbing and electrical work). In determining what is reasonably inferable from the Final Plans, all such documents shall be construed together, and shall not be read by separate trade areas or design divisions, and shall be read as intending fully connected, complete, operational and functional systems and finishes.

SECTION 1.12. Construction Contacts. Tenant’s construction contact shall be such person as Tenant hereafter designates in writing (“Tenant’s Construction Contact”), and Landlord’s construction contact shall be David Etemadi or such other person as Landlord hereafter designates in writing to Tenant (“Landlord’s Construction Contact”).

SECTION 1.13. Commencement Date. The “Commencement Date” shall be the earlier of
(i) the date on which Landlord has completed the Tenant Improvements in a Substantially Completed Condition subject to the completion of customary “punch list” items that do not materially interfere with Tenant’s ability to enter or occupy the Premises for the conduct of its business, which date is reasonably anticipated to be April 1, 2023 (the “Target Delivery Date”), or (ii) Tenant’s opening for business and occupancy of the Premises for purposes of conducting business therein.

SECTION 1.14. Lease Term. The initial term of this Lease shall be one hundred twenty-six
(126) months, and shall commence upon the Commencement Date and shall continue until the date that is the last day of the one hundred twenty-sixth (126th) full calendar month following the Commencement Date (the “Initial Term,” together with all extensions and renewals thereof, the “Term”); provided, however that if the Commencement Date does not occur on the first day of a calendar month, then the Initial Term of this Lease shall be one hundred twenty-six (126) full calendar months from the last day of the calendar month in which the Commencement Date occurs. “Lease Year” as used in this Lease means the period from the Commencement Date to the end of the twelfth (12th) full calendar month thereafter and each and every twelve-month period thereafter during the Term of this Lease. If the Commencement Date does not occur on the first day of a calendar month, then the first Lease Year shall be the period from the Commencement Date through the last day of the twelfth (12th) full calendar month following the Commencement Date. Each subsequent Lease Year shall terminate at the end of the twelfth full calendar month thereafter (or at the expiration of the Lease Term, whichever is earlier).

SECTION 1.15. Base Annual Rent for Initial Term. Commencing on the Commencement Date and continuing thereafter throughout the Initial Term, Tenant shall pay the Base Annual Rent as follows:

Period	Rent Per Square Foot	Base Annual Rent	Monthly Base Rent
Months 1-12	$38.25	$283,738.50*	$23,644.88*
Months 13-24	$39.30	$291,527.40	$24,293.95
Months 25-36	$40.38	$299,538.84	$24,961.57
Months 37-48	$41.49	$307,772.82	$25,647.74
Months 49-60	$42.63	$316,229.34	$26,352.45
Months 61-72	$43.81	$324,982.58	$27,081.88
Months 73-84	$45.01	$333,884.18	$27,823.68
Months 85-96	$46.25	$343,082.50	$28,590.21
Months 97-108	$47.52	$352,503.36	$29,375.28
Months 109-120	$48.83	$362,220.94	$30,185.08
Months 121-126	$50.17	N/A	$31,013.42

* In consideration of Tenant’s execution of this Lease, and in reliance upon Tenant’s full, prompt and faithful observance and performance of its obligations under this Lease, Landlord agrees that, notwithstanding any provision to the contrary contained in this Lease, Tenant’s obligation to pay the first six (6) months of Monthly Base Rent of the Term, totaling $141,869.28, shall be waived

(the “Waived Months”). Notwithstanding the foregoing, however, the discount by Landlord during the Waived Months shall be revoked in the event of the occurrence of a Default by Tenant under this Lease which is not cured during any applicable cure period, in which case the unamortized portion (amortized on a straight-line basis) of the Base Rent otherwise due and payable by Tenant during the Waived Months shall become immediately due and payable to Landlord upon demand. The payment of Base Annual Rent for any fractional calendar month following the Waived Months shall be equitably prorated. Tenant’s obligations to pay all Additional Rent or any other charge under the Lease for the Premises shall continue as provided in the Lease, without abatement.

SECTION 1.16. Additional Rent. For purposes of calculating Additional Rent, “Tenant’s Office Pro Rata Share” shall be the fraction having as its numerator the Rentable Area of the Premises and as its denominator the number of square feet of rentable area of Office Space. Accordingly, Tenant’s Office Pro Rata Share is estimated to be 5.14% based upon the Rentable Area of the Premises being 7,418 and the number of square feet of rentable area of Office Space being 144,925. The “Operating Expense Stop” shall be the aggregate amount of Office Operating Expenses (as hereafter defined) actually incurred or paid by Landlord for the 2023 calendar year, as adjusted in accordance with Section 3.04(c).

For purposes of determining the Office Space’s share of Complex Operating Expenses under Section 3.04(a), such share shall be the fraction having as its numerator the number of square feet of rentable heated space in the Office Space and its denominator the number of square feet of heated space in the Complex; provided, however, that the Office Space’s share of Complex Operating Expenses related solely to the Parking Deck shall be the fraction having as its numerator the number of parking spaces in the Parking Deck allocated to the office tenants in the Office Space and its denominator the total number of parking spaces in the Parking Deck.

SECTION 1.17. Renewal Terms. Tenant shall have the option to renew the Term of this Lease as to the entire Premises (but not portions of the Premises) in accordance with the terms of Section 3.01 for one (1) period of five (5) years (the “Renewal Term”); provided that at the time the applicable renewal option is exercised, (i) no Event of Default (as hereafter defined) exists beyond applicable notice and cure periods, and (ii) Tenant has not assigned this Lease nor sublet all or any portion of the Premises other than by Permitted Transfers (as hereinafter defined) or assignments or subleases consented to in writing by Landlord. The Base Annual Rent for each Renewal Term shall be determined in accordance with Section 3.01(b).

SECTION 1.18. Common Areas. The term “Complex Common Areas” shall mean areas of the Building, Property, Office Space, and Retail Space provided for the common use or benefit of tenants generally and/or the public, such as the building lobby, trash disposal areas, patios, walkways, courtyards, plaza areas, sidewalks, landscaped areas and parking lots and decks, as designated by Landlord. “Office Common Areas” shall mean those areas and facilities reasonably designated by Landlord for the exclusive use of the office tenants in the Office Space, including without limitation, all stairways, hallways and elevators exclusively servicing the Office Space. The term “Common Areas” shall mean, collectively, the Complex Common Areas and the Office Common Areas.

SECTION 1.19. Permitted Use. The Premises shall be used and occupied by Tenant (and its permitted assignees and sublessees) solely for general office use (“Permitted Use”) and for no other uses whatsoever. Further, Tenant, its assigns and sublessees hereby agree that the Premises shall not be used for any purpose which violates any existing exclusive or restriction applicable to the Complex listed on Exhibit E, attached hereto and incorporated by reference.

SECTION 1.20. Letter of Credit. It is a condition to the effectiveness of this Lease that Tenant shall provide Landlord concurrently with Tenant's execution of this Lease a Letter of Credit in accordance with Section 5.12.

SECTION 1.21. Retail Space. Retail Space shall include all of the retail space located in the Building that is leasable or leased to retail tenants.

SECTION 1.22. Complex. Complex shall mean the Retail Space, the Office Space, the Parking Deck and the other common areas serving the Retail Space and the Office Space.
PREMISES

SECTION 2.01.    Premises; Common Areas.

(a)Subject to and upon the terms, provisions and conditions hereinafter set forth, and each in consideration of the duties, covenants and obligations of the other hereunder, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises. Tenant is hereby granted a non-exclusive right to use, in common with the other tenants all of the Common Areas. Landlord shall have exclusive control and management responsibility of the Common Areas. Landlord may, from time to time, alter and reconfigure all or any portion of the Common Areas and install kiosks, planters, fountains, sculptures, signs, and other structures within the Common Areas. Landlord shall have the right to establish, modify, and enforce reasonable rules and regulations with respect to the Common Areas. Landlord makes no representation or warranty concerning the size of the Common Areas and may, in the future, reduce the size of the Common Areas in its reasonable discretion. Landlord shall have the right at any and all times to temporarily close any portion of the Common Areas for the purpose of making repairs, changes or additions thereto (or permanently close for any permanent addition to the Building). Notwithstanding the foregoing, Landlord shall not, in the exercise of any its rights under this Section 2.01(a), unreasonably disturb Tenant’s right to quiet enjoyment and beneficial use of the Premises, materially impair Tenant’s access to and from the Premises and the Parking Deck, or materially interfere with the parking rights granted to Tenant in Section 4.02 below.

(b)Landlord reserves the right to install, maintain, use, repair and replace pipes, ductwork, conduit, utility lines and wires through hung ceiling space, column space, and partitions, in or beneath the floor slab or above or below the Premises, except that Landlord shall not unreasonably interfere with or interrupt the business operations of Tenant within the Premises, and only to the extent necessary as determined in Landlord’s reasonable discretion.

(c)Landlord reserves the right to remeasure the Premises within thirty (30) days of the Commencement Date, and if as a result thereof, the rentable square feet of the Premises is greater or lesser for whatever reason, including, without limitation, modifications in the construction of the Premises, then all items that are dependent upon the Tenant’s rentable square feet, including, but not limited to, all Rent owed under this Lease, shall be adjusted by an amendment to this Lease; provided, however, in no event shall the Rentable Area of the Premises be increased by more than two percent (2%) as a result of any such remeasurement.

SECTION 2.02.    Tenant Improvements and the Delivery of the Premises.

(a)Landlord shall construct and install the initial Tenant Improvements to the Premises, as further described in Section 2.03, below, in accordance with the Final Plans and specifications prepared by the Architect, using Landlord's Building standard paint colors, carpet, and other standard finishes throughout the Premises. All of the Tenant Improvements to be performed by Landlord and any work performed by Tenant shall be performed in a good, workman-like manner, and in compliance with all applicable governmental rules, codes, orders, licenses, zoning, safety and building requirements. Upon the Possession Date, all Building systems shall be in good working order. Except as expressly provided in this Lease with respect to the Tenant Improvements, Tenant will accept the Premises in their “AS-IS” condition on the Commencement Date and Landlord has not made, and does not make, any covenant, representation or warranty, express or implied, regarding the Premises or the Building.

(b)Landlord agrees that subject to the satisfaction of the conditions set forth in Section 6.11, Tenant may enter the Premises upon the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed prior to the Possession Date for the purposes of designing the Tenant Improvements and inspecting the Tenant Improvements. In addition, approximately thirty (30) days prior to the Commencement Date, Tenant shall be allowed access to the Premises in order that Tenant may do other work as may be required by Tenant to make the Premises ready for Tenant’s use and occupancy, such as the installation of telephones, computers, furniture, voice, trade fixtures and data wiring; provided that (i) Tenant agrees that any such entry into the Premises shall be deemed to be under all of the terms, covenants and provisions of the Lease, except as to the covenant to pay any Rent or any charges for utilities or services or other similar charges and, in any event, only to the extent such terms, covenants and provisions are applicable to Tenant’s specific conduct during its access, (ii) such early access by Tenant and its agents does not in any way unreasonably interfere with Landlord’s completion of the Tenant Improvements, (iii) Tenant’s access to the Premises is coordinated in advance with Landlord’s contractor, (iv) Tenant has obtained all insurance required hereunder to be maintained by Tenant. As used herein “Possession Date” shall mean the date on which Landlord delivers exclusive possession of the Premises to Tenant with: (i) the Tenant Improvements in Substantially Completed Condition; and (ii) Landlord has received (and provided a copy thereof to Tenant) a certificate of occupancy for the Premises and any other approvals required for Tenant to use and occupy the Premises as office space.

(c)Subject to any Tenant Delay, Landlord shall use commercially reasonable efforts to deliver the Premises in a Substantially Completed Condition on or before the Target Delivery Date. Notwithstanding anything to the contrary in this Lease, if for any reason (including, without limitation, by reason of holding over by the existing tenant of the Premises) Landlord shall be unable to deliver possession of the Premises (or any part thereof) to Tenant in accordance with the provisions of this Lease by the Target Delivery Date, Landlord shall have no liability to Tenant therefor and the validity of this Lease shall not be impaired, and the Term shall not commence until Landlord tenders possession of the Premises to Tenant. If Landlord should be delayed in completion of Tenant Improvements as a result of any Tenant Delay, then the Commencement Date shall be accelerated by the number of days of such delay regardless of whether Tenant is occupying the Premises. As used herein, “Force Majeure” shall mean any condition or event beyond the control of Landlord such as acts of God, rain days, flooding, strikes, lockouts, labor trouble, labor shortages, shortages or material delays in obtaining construction materials, or the inability to obtain labor, services or materials or reasonable substitutes therefor, vandalism, fire or other casualty, governmental pre-emption in connection with a national emergency, rule, order, regulation of any governmental agency or any department or subdivision thereof, or inability to secure materials or labor because of such emergency, rule, order, regulation, war, civil disturbance or other emergency. As used herein, the term “Tenant Delay” shall mean any delay in the construction of the Tenant Improvements caused by delays attributable to (i) with respect to the Tenant’s Improvements, Tenant’s failure to provide the architectural, mechanical and electrical drawings or revised drawings for Landlord’s approval within the time periods specified in Section 2.03, (ii) Tenant’s request for Change Orders to the Tenant Improvements (not to exceed the number of days of delay set forth in the executed Change Order), (iii) any action by Tenant or Tenant’s contractors, subcontractors, employees, agents or licensees that operates to delay the construction of the Tenant Improvements, and (iv) any omission by Tenant (other than Tenant’s failure to provide drawings described in clause (i)), where Tenant has an obligation under this Lease to act, that continues after notice to Tenant thereof. Notwithstanding the foregoing, if the Possession Date has not occurred by the date that is sixty (60) days following the Target Delivery Date, as such date may be extended for Tenant Delay (the “Delayed Delivery Date”), Tenant shall be entitled to a credit against Base Rent for each day of delay from and after the Delayed Delivery Date until the Possession Date occurs. All Base Rent credits under this Section 2.02(c) shall be applied in addition to any other Rent abatement set forth in this Lease. If the Possession Date has not occurred by the date that is one hundred fifty (150) days following the Target Delivery Date (as such date may be extended for Tenant Delay) (the “Outside Delivery Date”), Tenant shall have the right to terminate this Lease by providing written notice that the Lease will terminate thirty (30) days following the Tenant’s written notice, in which event this Lease shall become null and void and neither party shall have any liability or obligation to the other; except Landlord shall cooperate with Tenant and Tenant’s financial institution to terminate any Letter of Credit that has been issued pursuant to this Lease; provided, however, if Landlord delivers and tenders possession of the Premises to Tenant in full compliance with this Lease during the period prior to Tenant’s notice of termination or the date of termination of this Lease, then Tenant’s notice of termination pursuant to this Section shall be null and void and the Lease shall remain in full force and effect. Further provided, however, that in the event the Possession Date or Landlord’s installation of the Tenant Improvements has been delayed due to a Tenant Delay then (a) the Commencement Date shall be accelerated by the number of days of such Tenant Delay regardless of whether Tenant is occupying the Premises, and (b) the Delayed Delivery Date and the Outside Delivery Date shall be postponed by the number of days of such Tenant Delay.

(d)When Landlord considers the Tenant Improvements to be in Substantially Completed Condition, Landlord will notify Tenant (the “Substantial Completion Notice”) and within five (5) business days after Tenant’s receipt thereof, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Tenant Improvements. Tenant’s Architect shall also be permitted to conduct a walk-through of the Premises, and Tenant shall have the right to object to the Substantial Completion Notice within five (5) business days of Tenant’s receipt thereof if Tenant’s Architect determines that the Tenant Improvements are not in Substantially Completed Condition as set forth herein. Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on punch-list items. Landlord shall complete all punch-list items within sixty (60) days after agreement thereon; however, in the event Tenant has already opened for business in the Premises, Landlord shall use commercially reasonable efforts to avoid interference with Tenant’s business during the performance of the punch-list items. If Landlord fails to complete the punch-list items in said sixty (60) day period, Landlord may extend said period to a reasonable amount of time necessary to complete the punch-list items so long as Landlord is diligently pursuing the completion of the punch-list items. If, following the sixty (60) day period, Landlord is not diligently pursuing the completion of the punch-list items, Tenant may complete the punch-list items and offset Base Annual Rent for the reasonable costs incurred by it in connection therewith.

(e)Prior to the Possession Date, Landlord shall promptly correct, at Landlord’s expense (not chargeable to Tenant) any lack of compliance with applicable laws, including, without limitation, the Americans with Disabilities Act (42 U.S.C. §12101 et seq.) (the “ADA”), and all seismic, fire/life safety and handicap accessibility code requirements, with regard to the Property (including, without limitation, the Building and all Building systems and Common Areas serving the Premises and the Premises).

(f)With respect to the Tenant Improvements, “Substantially Completed Condition” or expressions of similar import means the date upon which: (1) all the Tenant Improvements are complete to the point that (i) the work that needs to be completed consists of non-structural, customary “punch list” type items, which punch list items shall not materially interfere with Tenant’s ability to enter or occupy the Premises for the conduct of its business in the ordinary course, and (ii) Tenant can enter the Premises to commence its work, install its trade fixtures, and commence Tenant’s business operations, and (2) Landlord receives and delivers to Tenant a certificate of occupancy or temporary certificate of occupancy for the Premises.

SECTION 2.03.    Plans for Tenant Improvements; Ownership of Leasehold Improvements.

(a)Subject to the Tenant Improvement Allowance, Landlord shall, at Landlord’s cost and expense, design, engineer, construct and install the Tenant Improvements in a good and workmanlike manner in accordance with the Final Plans (as hereinafter defined), all applicable laws, including the ADA, and the terms of this Lease. Landlord’s general contractor shall be the general contractor for purposes of the Tenant Improvements (the “General Contractor”). Following approval of the Final Plans, Landlord will promptly enter into a construction contract with the General Contractor to construct and perform the Tenant Improvements. Landlord agrees that its contract with the General Contractor shall include a warranty, enforceable by Landlord or Tenant, that the work and improvements made thereunder shall be free from defects in workmanship and materials for a period of not less than one year from the date of completion thereof, and Landlord shall permit Tenant to enforce the same, as well as any other applicable warranties or guaranties received by Landlord from its General Contractor, subcontractors or suppliers with regard to any part of the Tenant Improvements. Landlord shall cause the General Contractor to comply with its obligations under such construction contract and Landlord shall comply with its obligations under such construction contract and shall use reasonable efforts to enforce its rights thereunder.

(b)Landlord and Tenant have agreed upon a draft floor plan, test-fit plan and specifications for the Tenant Improvements (the “Draft Plans”), which Draft Plans are attached hereto as Exhibit A-3, which plans were prepared by Landlord at its sole cost and expense. Any and all furniture depicted on the Draft Plans is representative only, and is to be supplied by Tenant.

(c)Tenant will cause its architect (“Architect”) (which Architect shall be approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed) to prepare architectural and engineering plans and specifications for the Tenant Improvements (the “Schematic Plans”), which Schematic Plans shall be based upon the Draft Plans. Landlord hereby pre-approves of Redline Design Group as the Architect. Within fifteen (15) business days of the Effective Date, Tenant shall submit the Schematic Plans, as approved by Tenant, to Landlord for Landlord’s approval, which shall not be unreasonably withheld, conditioned, or delayed. The Schematic Plans shall include (i) reflected ceiling plan, (ii) dimensioned floor plan acknowledging door/window locations, (iii) interior floor finish plan, (iv) furniture layout plan, and (v) and structural, mechanical, plumbing, electrical and fire protection/life safety plans.

Landlord shall advise Tenant within ten (10) business days after receipt of the initial Schematic Plans (or any request for a change in the Final Plans, as hereafter defined) of its approval or disapproval thereof, and, if Landlord does not approve any of the Schematic Plans (or any changes to the Final Plans), Landlord shall specify the changes required in the same so that the Schematic Plans (or any changes to the Final Plans) will meet with Landlord’s approval. If Landlord disapproves any of the Schematic Plans (or any changes to the Final Plans), Tenant shall deliver, or cause the Architect to deliver to Landlord within seven (7) business days after Landlord’s notice of disapproval, revised Schematic Plans (or revised changes to the Final Plans, as the case may be), which respond to Landlord’s requests for changes. Landlord shall advise Tenant within seven (7) business days after receipt of any revised Schematic Plans (or the revised changes to the Final Plans, as the case may be) of its approval or disapproval thereof, and, if Landlord does not approve any of the revised Schematic Plans (or the revised changes to the Final Plans, as the case may be), Landlord will specify the changes required in the same so that they will meet Landlord’s approval. This iterative process shall continue until Landlord and Tenant mutually agree upon the Schematic Plans (or the changes to the Final Plans, as the case may be) for the Tenant Improvements. If Landlord fails to respond in writing within the time periods provided herein, then Tenant shall re-submit the Schematic Plans (or any changes to the Final Plans, as the case may be) and if Landlord thereafter fails to respond within five (5) business days, the applicable Schematic Plans (or changes to the Final Plans, as the case may be) shall be deemed approved by Landlord. The Schematic Plans, as revised (if revised), once they have been approved or deemed approved by Landlord, are hereinafter referred to as the “Final Plans,” provided, however, the Final Plans shall remain subject to the review and approval of the applicable governmental authorities. Tenant shall obtain Landlord's prior written consent for any material change to the Final Plans in accordance with the foregoing procedure in this subparagraph.

The Schematic Plans and the Final Plans, and the corresponding cost to install the Tenant Improvements based upon the Final Plans, is subject to Landlord and Tenant’s approval, which approval shall not be unreasonably withheld, delayed, or conditioned. Landlord and Tenant agree that Landlord shall not have unreasonably disapproved the Schematic Plans if they: (i) will adversely affect the structure of the Building, the heating, air-conditioning and ventilating system or electrical, mechanical, plumbing, life safety or other lines or systems in the Building or the Building circuitry; (ii) would materially modify the appearance of the Building as viewed from the exterior of the Premises; (iii) would violate the terms of any applicable laws, statutes, ordinances, orders and other governmental directives; or (iv) would violate any existing easements, dedications, plats, liens, security interests, liens, covenants, restrictions, declarations or other encumbrances of record; provided, however, that the foregoing are merely examples of reasons for which Landlord may withhold its approval and shall not be deemed exclusive of any permitted reasons for reasonably withholding consent, whether similar or dissimilar to the foregoing examples.

A “Change Order” is a change to the cost of the work approved or deemed approved by Tenant under this Section 2.03(c)(ii) resulting from a change to the Final Plans that is approved by Landlord in according with the approval process set forth in Section 2.03(c)(i) above. Tenant shall pay for and bear all responsibility for any additional costs incurred for any Change Orders to complete Landlord Work or Tenant Improvements beyond the scope identified in Exhibit A-3, subject to application of the Tenant Improvement Allowance.

(d)Following completion of the Final Plans and the bid process described in subsection (a) above, Landlord shall prepare and submit to Tenant a statement of the cost to construct and install the Tenant Improvements. If the estimated total construction costs based on the General Contractor’s contact are expected to exceed the Tenant Improvement Allowance, Tenant shall be allowed to value engineer any of Tenant’s requested alterations. In such case, Tenant shall notify Landlord of any items in the Final Plans that Tenant desires to change within seven (7) business days after Landlord’s submission of the proposed cost statement to Tenant and Landlord shall work to obtain a revised cost statement within six (6) business days thereafter. Within five (5) business days following Landlord’s submission to Tenant of the cost statement or the revised cost statement, as the case may be, Landlord and Tenant shall have approved in writing a statement of the cost to construct and install the Tenant Improvements (as so approved, the “Cost Statement”). Landlord and Tenant acknowledge and agree that (A) the Cost Statement shall include the Fee (as hereinafter defined), and (B) such construction manager may be comprised of a subsidiary, affiliate or employees of Landlord.

(e)Tenant shall be responsible for the cost to construct and install the Tenant Improvements only to the extent that the cost of constructing the Tenant Improvements exceeds the Tenant Improvement Allowance; provided, however, notwithstanding anything to the contrary in this Lease, Tenant’s responsibility for the same shall not exceed the estimate of the same set forth in the Cost Statement (which shall be deemed to be adjusted, upward or downward, to the extent of any Change Order that (i) results from any changes to the Final Plans required by the applicable governmental authorities in order to address defects, ambiguities or inconsistencies in the Final Plans resulting from a failure by Tenant’s Architect to prepare the Final Plans in accordance with applicable laws or otherwise as a result of the conduct of Tenant or Tenant’s Architect [as opposed to resulting from information provided to Tenant’s architect or engineers by Landlord or its architect or the General Contractor]; and (ii) causes the total cost to Landlord of the Tenant Improvements to be higher or lower than the amount set forth in the Cost Statement). If the Cost Statement shows that the cost to construct and install the Tenant Improvements will exceed the Tenant Improvement Allowance, Tenant shall deliver to Landlord, within ten (10) days following Landlord’s written request, an amount equal to one-half (1/2) of such excess. Following Substantial Completion of the Tenant Improvements, Tenant shall pay to Landlord the remaining difference between the actual cost of constructing the Tenant Improvements (taking into account any increases or decreases resulting from any Change Orders) and the Tenant Improvement Allowance within ten (10) days following Landlord’s request therefor, provided, however, notwithstanding anything to the contrary in this Lease, Tenant’s responsibility for the same shall not exceed the estimate of the same set forth in the Cost Statement. Tenant’s failure to deliver the payments required in this paragraph shall entitle Landlord to stop the construction and installation of the Tenant Improvements until such payment is received, and any resulting delay shall constitute a Tenant Delay (as hereinafter defined) hereunder. In addition, all delinquent payments shall accrue interest at the Interest Rate. Landlord agrees that cabling (computer, data and telecommunications), as well as security systems, shall be included as part of the Tenant Improvements; provided, however, Tenant shall have the right to elect to engage cabling and security system contractors directly and in such event, Landlord shall coordinate the work of such contractors as part of the Tenant Improvements and, within thirty (30) days after Tenant’s delivery to Landlord of any invoice for any such services of such contractors and appropriate lien waivers, Landlord shall pay to Tenant (or to the appropriate contractor at Tenant’s direction) a portion of the Tenant Improvement Allowance sufficient to pay such invoice and such costs shall be included as part of the total costs of the Tenant Improvements.

(f)Landlord shall provide Landlord’s Construction Statement (defined below) within fifteen
(15) business days following the date the Tenant Improvements are delivered to Tenant in Substantially Completed Condition, or as soon as said Landlord’s Construction Statement is completed. If the Tenant Improvement Allowance exceeds the Cost Statement (taking into account any increases or decreases resulting from any Change Orders and the Fee (defined below)) and the total construction costs for the Tenant Improvements, such savings shall be the property of Landlord; provided however that in such event, Tenant shall have the option to use and request reimbursement from the remainder of the Tenant Improvement Allowance for any costs (including design fees) incurred by Tenant in making the Premises ready for occupancy, including without limitation moving costs and the costs of any furniture, trade fixtures, equipment, signage, general communication needs, telephone equipment, security systems, computer wiring, phone/data cabling, finish upgrades, and project management fees (not to exceed ten percent (10%) of the portion of the Tenant Improvement Allowance which is used to reimburse construction-related costs). Landlord shall disburse any portion of the Tenant Improvement Allowance to Tenant within thirty (30) days after receipt of an invoice and other reasonably requested documentation from Tenant and/or Tenant’s vendors. Requests for disbursement of the Tenant Improvement Allowance must be submitted to Landlord within twelve (12) months following the later of (i) the Commencement Date and (ii) Tenant’s receipt of Landlord’s Construction Statement or shall be deemed forfeited with no further obligation by Landlord with respect thereto.

(g)Tenant has retained, and Landlord hereby approves of, Jason Pike as Tenant’s project manager to supervise the progress of the Tenant Improvements for the entire duration that the Tenant Improvements are being installed. Landlord shall be entitled to a construction management fee in an amount equal to two percent (2%) of the Tenant Improvement Allowance (the “Fee”). The Fee shall be applied against the Tenant Improvement Allowance. Provided, however, in the event that Tenant removes its own project manager from overseeing the Tenant Improvements prior to Substantial Completion, then Landlord shall be entitled to a Fee of four percent (4%) of the amount of the outstanding Tenant Improvement Allowance on the date that the project manager is removed.

(h)For purposes of tax ownership, it is the intent and agreement of Landlord and the Tenant that all Tenant Improvements comprising fixtures or, if applicable, additions or improvements to real property, shall be owned by and shall be the property of Landlord.

(i)“Landlord’s Construction Statement” shall mean a written statement reconciling and showing the actual total cost of the Tenant Improvements and all components thereof in reasonable detail, which shall be accompanied by documentation reasonably substantiating the amounts therein described together with a calculation of Tenant’s share of the cost and any unused portion of the Tenant Improvement Allowance.

RENEWAL OPTIONS, USE, RENTAL, AND RIGHT OF FIRST OFFER

SECTION 3.01.    Renewal Option.

(a)Each applicable Renewal Term with respect to the Premises shall commence immediately following the expiration of the Initial Term or the expiration of the first Renewal Term, if applicable. The renewal of this Lease shall be upon the same terms and conditions of this Lease, except that (i) the Rent for the Renewal Terms shall be as hereinafter set forth, (ii) Tenant shall have no option to renew the Term beyond the second Renewal Term, (iii) Landlord shall have no obligation to contribute a Tenant Improvement Allowance, and (iv) Landlord shall have no obligation to improve the Premises (Tenant accepting the Premises at the commencement of the applicable Renewal Term in its “As-Is” condition; provided that nothing in this subsection (iv) shall be deemed to limit Landlord’s continuing obligations expressly set forth in this Lease). The option to renew shall be exercised only by delivery of written notice to Landlord no later than 365 days prior to the last day of the Initial Term or 365 days prior to the last day of the first Renewal Term, as applicable. The Base Annual Rent for the Renewal Terms shall be the then fair market rental (“Market Rate”) applicable to the Premises; provided, however, notwithstanding anything else to the contrary contained herein, the monthly Base Annual Rent for the first lease year in the Renewal Term shall not be less than one hundred percent (100%) of the monthly Base Annual Rent for the final Lease Year (or portion of a Lease Year) of the previous portion of Term..

(b)As used in this Section 3.01, the term “Market Rate” shall mean the annual amount per rentable square foot that comparable landlords and tenants of comparable buildings have agreed to in then- current transactions between non-affiliated parties from non-expansion, non-renewal (unless the lease involved a procedure invoked by landlord and tenant for a 100% determination of “fair market rental”) and non-equity tenants of comparable credit-worthiness, for comparable space, for a comparable use, for a comparable period of time in the West Raleigh (North Carolina) submarket (“Comparable Transactions”). In any determination of Comparable Transactions appropriate consideration shall be given to the annual rental rates per rentable square foot, the standard of measurement by which the rentable square footage is measured, the ratio of rentable square feet to usable square feet, the type of escalation clause implemented, the extent of tenant’s liability under the lease, parking considerations, length of the lease term, size and location of premises being leased, building standard work letter and/or tenant improvement allowances, if any, or any other tenant concessions and other generally applicable conditions of tenancy for such Comparable Transactions.

Landlord shall determine the Market Rate by using its good faith judgment, subject to review by Tenant as hereinafter set forth. Landlord shall provide written notice of such amount within thirty (30) days (but in no event later than forty-five (45) days) after Tenant provides the notice to Landlord exercising Tenant’s option rights which require a calculation of the Market Rate. Tenant shall have sixty (60) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the new rental within which to accept such rental or to object thereto in writing. In the event Tenant objects, Landlord and Tenant shall attempt to agree upon such Market Rate using their best good faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant’s Review Period (“Outside Agreement Date”), then each party shall place in a separate sealed envelope its final proposal as to Market Rate (including the proposed Base Annual Rent and such determination shall be submitted to arbitration in accordance with subsections (i) through (v) below. Failure of Tenant to so accept in writing such rental within Tenant’s Review Period shall conclusively be deemed its disapproval of the Market Rate determined by Landlord.

Landlord and Tenant shall meet with each other within five (5) business days of the Outside Agreement Date and exchange the sealed envelopes and then open such envelopes in each other’s presence. If Landlord and Tenant do not mutually agree upon the Market Rate within one (1) business day of the exchange and opening of envelopes, then, within ten (10) business days of the exchange and opening of envelopes Landlord and Tenant shall each appoint an arbitrator and notify the other party of such appointment. Each party agrees that it will select as its arbitrator a person who shall by profession be a real estate appraiser, lawyer or broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of comparable commercial properties in the vicinity of the Building. Neither Landlord nor Tenant shall consult with such broker or lawyer as to his or her opinion as to Market Rate prior to the appointment outside the presence of the other party. The determination of each arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Rate for the Premises is the closer to the actual Market Rate for the Premises as determined by such arbitrator, taking into account the requirements of this Section 3.01(b). The arbitrators may hold such hearings and require such briefs as each arbitrator, in his or her sole discretion, determines is necessary. In addition, Landlord or Tenant may submit to the arbitrators with a copy to the other party within five (5) business days after the appointment of the arbitrators any market data and additional information that such party deems relevant to the determination of Market Rate (“MR Data”) and the other party may submit a reply in writing within five (5) business days after receipt of such MR Data.

After reviewing such submissions and MR Data, the two (2) selected arbitrators shall determine whether Landlord’s or Tenant’s estimate of the Market Rate is closer to the actual Market Rate for the Premises. If both arbitrators agree that one of said declared estimates is closer to the actual Market Rate, they shall declare that estimate to be the Market Rate, and their decision shall be final and binding upon the parties.

If the two (2) selected arbitrators are unable to agree on the Market Rate within thirty (30) days after receipt of Landlord’s and Tenant’s submitted estimates, then the arbitrators shall inform the parties. Unless the parties shall both otherwise then direct, said arbitrators shall select a third arbitrator, not later than ten (10) days after the expiration of said thirty (30) day period. If no arbitrator is selected within such ten (10) day period, either party may apply to the American Arbitration Association for appointment of such an arbitrator. The third arbitrator shall have the qualifications and restrictions set forth above, and shall conduct an arbitration pursuant to the commercial arbitration rules of the American Arbitration Association. The third arbitrator’s decision shall be final and binding as to which estimate (between Landlord’s and Tenant’s) of the Market Rate is closer to the actual Market Rate, and shall select such rate as the Market Rate. Such third arbitrator shall make a decision no later than thirty (30) days after appointment.

Each party shall be responsible for the costs, charges and/or fees of its respective appointee, and the costs, charges and/or fees of the third arbitrator shall be paid by Landlord and Tenant equally.

Immediately after the Base Annual Rent for the applicable Renewal Term is determined pursuant to this Section 3.01(b), Landlord and Tenant shall execute an amendment to the Lease stating the new Base Annual Rent for the applicable Renewal Term.

SECTION 3.02.    Use. Tenant shall use the Premises only for the Permitted Use.

SECTION 3.03.    Base Annual Rent.

(a)Except as otherwise provided in Section 1.15, the Base Annual Rent and Additional Rent (as hereinafter defined) for each Lease Year shall be due and payable in twelve (12) equal installments on the first day of each calendar month during the Term. “Additional Rent” shall mean all sums other than Base Annual Rent payable by Tenant to Landlord pursuant to the terms of this Lease. The Base Annual Rent and Additional Rent are sometimes hereinafter collectively referred to as “Rent.” Tenant shall pay all Rent to Landlord monthly in advance in one of the manners set forth in Exhibit C attached hereto (or such other address as may be designated by Landlord from time to time) or by such other method of payment as may be established from time to time by Landlord or Manager in writing.

(b)If the Commencement Date is other than the first day of a calendar month or if this Lease terminates on other than the last day of a calendar month, then the Rent for such month or months shall be prorated and paid in advance. The payment for such prorated month shall be calculated by multiplying the Rent for such year by a fraction, the numerator of which shall be the number of days of the Term occurring during said commencement or termination month, as the case may be, and the denominator of which shall be three hundred sixty-five (365).

(c)Tenant shall pay all Rent that becomes payable by Tenant to Landlord under this Lease at the times and in the manner provided in this Lease without demand, deduction, set-off or counterclaim, except as otherwise expressly provided in this Lease. All Rent owed by Tenant to Landlord under this Lease shall bear interest from five (5) days following the date due until paid at the lesser of (i) four percent (4.0%) above the prime rate announced Wells Fargo Bank (or its successor) from time to time (the “Interest Rate”), or (ii) the maximum lawful contract rate per annum. If Tenant shall fail to pay any Rent on or before the date five (5) days after the date such payment is due, Tenant (in addition to interest on such amount pursuant to the prior sentence) shall be obligated to pay a late payment charge (the “Late Fee”) equal to the greater of (i) $500.00 or (ii) eight percent (8.0%) of such Rent payment that is past due. Notwithstanding any other provision herein, as to the first instance in each calendar year, the foregoing Late Fee and any interest on outstanding Rent shall not be deemed due and payable unless Landlord gives Tenant written notice of such delinquency and Tenant fails to make the delinquent payment within five (5) business days of receipt of such notice.

SECTION 3.04.    Additional Rent.

(a)Except as otherwise provided in Section 1.15, beginning on the Commencement Date and continuing on the first day of each month of the Term thereafter, Tenant shall pay to Landlord as Additional Rent in advance each month, together with Tenant’s installments of Base Annual Rent, an amount (the “Tenant Contribution”) equal to one-twelfth (1/12) of Tenant’s Office Pro Rata Share of the Office Operating Expenses for any calendar year or partial calendar year, if applicable (as estimated by Landlord in its reasonable discretion) to the extent such costs exceed the Operating Expense Stop.

As used herein, “Office Operating Expenses” shall mean all of the expenses, costs and disbursement of every kind and nature relating to or incurred or paid in connection with the ownership, maintenance, management and operating of the Office Space exclusively, including without limitation (i) the costs of all services rendered by third parties with respect to the Office Space, (ii) the costs of the maintenance, repair, replacement, and preventative maintenance of Office Common Areas (including, without limitation, all equipment and lighting located therein), and (iii) the Office Space’s share of Complex Operating Expenses.

As used herein, “Complex Operating Expenses” shall mean all of the commercially reasonable expenses, costs and disbursements of every kind and nature relating or incurred or paid in connection with the ownership, maintenance, management and operation of the Complex and Property, including, without limitation, the following: (i) insurance premiums paid with respect to the Complex or the operations on the Property, including, without limitation, fire and extended coverage insurance, general liability insurance and umbrella liability; (ii) ad valorem taxes; (iii) personal property taxes payable in connection with the tangible personal property purchased for and used in connection with the Complex (and not personal property used in connection with the operation of Landlord’s business, (iv) any reasonable fees or costs incurred in connection with protesting any tax assessment; (v) management fees, (vi) the costs of grass mowing, shrub care and general landscaping, and the costs of maintaining and repairing irrigation systems and irrigation utilities; (vii) the costs of the operating, maintaining, repairing, and replacing components of the Common Areas, including, without limitation parking and loading areas (including storage of materials), driveways, sidewalks, curbs, the exteriors and roofs of buildings, building systems (including, without, limitation the fire life safety system of the buildings), exterior lighting and signs and other facilities serving or benefiting the Property; (viii) rental value for space dedicated to Complex common amenities, including but not limited to any fitness center, and project management for the Complex that are available to all tenants; provided, however, that (y) such rental value for any of these amenities shall not materially exceed fair market rent, and (z) rental value shall only be included in Operating Expenses to the extent not reimbursed to Landlord through some other means (e.g., charging a membership fee or other use fee assessed against the individual user); (ix) the costs of parking management and security services (if any); (x) the costs of garbage collection and disposal (including the cost of maintaining and operating the trash compactors, and the recycling facilities), sanitary control, sweeping, snow removal and removal of ice; (xi) the costs of all services rendered by third parties with respect to the Common Areas, including, with limitation, all costs of HVAC and utilities; (xii) the costs of all capital improvements, repairs or equipment which are either required under any governmental law or regulation which was not applicable to the Complex or Property at the time the Complex was constructed or which reduce Complex Operating Expenses by an amount greater than the amortization cost of such improvement; provided that the cost of any such capital improvements, repairs or equipment shall be amortized on a straight line basis over a reasonable period of time (as determined in accordance with generally accepted accounting principles as reasonably interpreted by Landlord) and only the annual amortization thereof shall be included in Complex Operating Expenses in any given year (“Permitted Cap-Ex Amortization”) and (xiii) reasonable reserves for anticipated expenditures.

Notwithstanding anything to the contrary in this Lease, neither “Office Operating Expenses” or “Complex Operating Expenses” shall include any of the following: expenses incurred in leasing to or procuring tenants; leasing commissions; advertising expenses; expenses incurred for renovating space for new tenants; principal and interest payments on any mortgage loan; legal fees paid by Landlord for collections, evictions, defaults, or the enforcement of any rules and regulations or any covenants, declarations, restrictions, or similar instruments applicable to the Property; overhead and profit paid to subsidiaries or affiliates of Landlord for services, supplies or materials provided on or to the Complex, to the extent these costs exceed the amount customarily charged by an independent entity for the same or substantially similar services, supplies and materials; the cost of any services for which Landlord is reimbursed directly by any tenant; any costs incurred by Landlord in connection with any financing or sale of all or any portion of the Property or the Complex; any costs incurred by Landlord related to the removal, cleaning, abatement or remediation of Hazardous Material in or about the Building or Complex, except with respect to any Hazardous Material caused or introduced by Tenant; salaries or other compensation of any personnel who are above the grade of property manager (or an equivalent position); any amounts paid to any person, firm or corporation related or otherwise affiliated with Landlord or any general partner, officer or director of Landlord or any of its general partners, to the extent same exceeds arms-length competitive prices paid for the services or goods provided; costs incurred due to Landlord’s violation of any terms and conditions of this Lease or any other lease relating to the Project or any law, ordinance or governmental rule or regulation affecting the Property or the Complex or any portion thereof; legal or accounting fees, costs and disbursements for negotiating leases or enforcing the lease obligations of other tenants in the Project; management fees to the extent they exceed 4% of the gross rental receipts for the Project on an annual basis; any interest or penalties that are paid by Landlord relative to any late or delinquent payment made for expenses incurred in connection with the ownership, operation, maintenance and management of the Property and the Complex; and repairs paid through insurance or condemnation proceeds or any other expenses paid or reimbursed through insurance or condemnation proceeds.

To the extent any Complex Operating Expenses are accounted for on an accrual basis, such charges shall be accrued in accordance with generally accepted accounting principles, consistently applied. Landlord shall use good faith efforts to keep the Complex Operating Expenses in line with costs for other similarly situated first-class buildings in the Raleigh market, taking into account rent and other relevant factors.

(b)Notwithstanding anything to the contrary in this Lease, for purposes of determining the Additional Rent amount that Tenant is required to pay hereunder, (i) controllable expenses (as hereinafter defined) for the 2024 calendar year shall not increase by more than seven percent (7.0%), on a cumulative basis, above the controllable expenses for the 2023 calendar year, and (ii) for each calendar year thereafter, controllable expenses for each such calendar year shall not increase by more than seven percent (7.0%), on a cumulative basis, above the amount paid by Tenant for controllable expenses for the immediately preceding calendar year. The parties agree that utilities (e.g., electricity, water and sewer), insurance, snow and ice removal, real estate taxes, and other expenses not within Landlord’s control shall not be considered “controllable expenses” for purposes of this paragraph.

(c)Notwithstanding the foregoing, if in any year the Office Space or Complex is less than ninety percent (90%) occupied, the variable portion of Office Operating Expenses and the Complex Operating Expenses (collectively, the “Operating Expenses”) shall be adjusted to reflect the level of such Operating Expenses which would reasonably be expected to be incurred by Landlord if the Complex were ninety percent (90%) occupied. For purposes of determining the Operating Expense Stop, the Operating Expenses for calendar year 2023 shall be adjusted in accordance with the terms of this paragraph and in accordance with generally accepted accounting principles consistently applied. Notwithstanding the foregoing, in no event shall the adjustments in Operating Expenses as hereinabove described result in a profit to Landlord.

(d)Landlord will make reasonable efforts to provide Tenant with Landlord’s estimate of Tenant’s Contribution for the upcoming calendar year on or before December 15 of each calendar year during the Term hereof. If Landlord fails to notify Tenant of the revised amount of Tenant’s Contribution by such date, Tenant shall continue to pay the monthly installments of Tenant’s Contribution, if any, last payable by Tenant until notified by Landlord of such new estimated amount. Not more than twice during any calendar year, Landlord may in good faith revise Tenant’s Office Pro Rata Share of the Operating Expenses, and upon Tenant’s receipt of a revised statement, Tenant shall pay Operating Expenses on the basis of such statement. No later than May l of each calendar year of the Term, Landlord shall deliver to Tenant a written statement setting forth the actual amount of Tenant’s Contribution for the preceding calendar year (the “Annual Reconciliation Statement”). Tenant shall pay the total amount of any balance due shown on such statement within thirty (30) days after its delivery. In the event such annual costs decrease for any such year, Landlord shall reimburse Tenant within thirty (30) days for any overage paid and the monthly rental installments for the next period shall be reduced accordingly, but not below the Base Annual Rent. For the calendar year in which this Lease commences, Tenant’s Contribution shall be prorated from the Commencement Date through December 31 of such year. Further, Tenant shall be responsible for the payment of Tenant’s Contribution for the calendar year in which this Lease expires, prorated from January 1 thereof through the last day of the Term. Landlord may elect either to require Tenant to pay (i)

any unpaid estimated amount Additional Rent on or before the last day of the Term, which estimate shall be made by Landlord based upon actual and estimated costs for such year, or (ii) any deficiency of Additional Rent determined to be due by the next Annual Reconciliation Statement following the expiration or termination of the Lease, with such amount due and payable within thirty (30) days after the receipt of such Annual Reconciliation Statement. The foregoing obligation shall survive the expiration or termination of this Lease for a period of two (2) years.

(e)Landlord should keep accurate and separate books of account covering Operating Expenses. Landlord shall provide copies of real estate tax assessments and bills and applicable Operating Expense back-up, promptly upon Tenant’s reasonable request therefore. In addition, for each calendar year occurring during the Term of this Lease (including the calendar year in which the Lease expires or terminates), Tenant (or its designated representative), at its sole expense, shall have the right to conduct an audit of Landlord’s books and records (including real estate tax assessments and bills) relating to the Operating Expenses for such calendar year; provided that Tenant requests such audit within 90 days following the date of Tenant’s receipt of the Annual Reconciliation Statement for such year issued by Landlord and Tenant completes such audit within 60 days after Landlord’s receipt of Tenant’s notice initiating the audit. The audit must take place on a mutually agreeable date during reasonable business hours at Landlord’s office at the address stated above and only after Tenant has given Landlord at least ten
(10) days’ prior written notice of the date and time Tenant desires to commence such audit and Landlord’s making available to Tenant its records. If Tenant elects to audit Landlord’s books and records, Tenant shall have the right to perform an audit of the Operating Expenses for the immediately preceding calendar year only, such audit to be conducted by a reputable accounting firm. Tenant and its employees and representatives shall hold all information obtained from such audit in the strictest of confidence. If any such audit reveals an error by Landlord resulting in an overcharge to Tenant, then Landlord shall promptly reimburse Tenant for the amount erroneously charged to Tenant. Likewise, if any such audit reveals an error resulting in Tenant being undercharged, then Tenant shall promptly reimburse Landlord for the amount of such deficiency provided that Tenant has supplied Landlord with a complete copy of such audit. Should Tenant’s examination reveal that Tenant’s Office Pro Rata Share of increases in Operating Expenses was overstated by more than five percent (5%), Landlord shall pay to Tenant its reasonable costs incurred in connection with such examination (provided the costs of review shall not exceed two times the amount of the refund or credit). This subsection shall survive the expiration or earlier termination of the Lease.

SECTION 3.05.    Intentionally omitted.

SECTION 3.06.    Right to Relocate. Intentionally omitted.

LANDLORD COVENANTS

SECTION 4.01.    Services.

(a)Landlord shall provide the following services and utilities at Landlord’s cost and expense (except as otherwise expressly set forth below, and subject to reimbursement as Operating Expenses to the extent permitted under Section 3.04) (collectively, “Standard Building Services”):

when necessary during normal business hours, variable air volume heating and air conditioning (“HVAC Service”) in the Premises and the Common Areas at temperature levels customary for comparable office buildings in the immediate vicinity;

electrical and water service, exclusive of HVAC (other than Tenant-installed supplemental air-conditioning) and base building ceiling lighting;

janitorial services Monday through Friday (excluding any North Carolina state and federal holidays on which banks and/or governmental offices are typically closed (“Holidays”)), which services shall be consistent with comparable buildings in the Raleigh market;

window cleaning; and

at least one elevator, to be used in common with other tenants.

Unless otherwise stated above, "normal business hours" for purposes of clause (a) above shall be deemed to mean the periods from 8:00 a.m. until 6:00 p.m. on business days (Monday through Friday) and 8 a.m. until 1:00 p.m upon request on Saturdays, excluding Holidays. Tenant and its clients shall nonetheless have access to the Premises and elevators seven (7) days a week, twenty-four (24) hours a day, subject to and in accordance with any reasonable security procedures that Landlord may have in place.

In the event Tenant desires any HVAC Service outside of normal business hours, Tenant shall pay Landlord Additional Rent for such expenses at Landlord’s standard hourly rate as reasonably determined by Landlord in accordance with industry standards and changes in energy prices and based on Landlord’s actual cost (which standard hourly rate for the first Lease Year shall be $50.00 per AHU per hour). Tenant shall have after-hours access to HVAC services through direct dial up capability. All amounts payable pursuant to this Section shall be due and payable by Tenant within thirty (30) days of receipt of an invoice therefor. After-hours HVAC Service charges will not increase without 30 days’ notice to Tenant.

(b)Except as expressly set forth herein, failure by Landlord to any extent to furnish any services to Tenant or the Premises, or any cessation thereof, shall not render Landlord liable in any respect for damages to person, property or otherwise, nor be construed as an eviction of Tenant, nor work an abatement of rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof nor give rise to any right or remedy by Tenant. Notwithstanding the foregoing, if Tenant is unable to use the Premises for the ordinary conduct of Tenant’s business due to an interruption of an Essential Service (as hereinafter defined) caused by Landlord’s negligence or willful acts or omissions, and other than as a result of casualty, condemnation or Force Majeure, and such condition continues for a period in excess of five (5) consecutive business days after (i) Tenant furnishes a notice to Landlord (the “Abatement Notice”) stating that Tenant’s inability to use the Premises (or applicable portion thereof) is due to such condition, and (ii) Tenant does not actually use or occupy the Premises (or applicable portion thereof) during such period for the ordinary conduct of its business, and (iii) such condition has not resulted from the acts or omissions of Tenant, then the Rent payable for such affected and unused portion of the Premises shall be abated on a per diem basis for the period commencing on the sixth (6th) business day after Tenant delivers the Abatement Notice to Landlord and ending on the earlier of (x) the date Tenant reoccupies the applicable portion of the Premises for the conduct of its business, (y) the date on which such condition is substantially remedied, or (z) the date in which Tenant is able to use and occupy the Premises for the ordinary course of its business. As used herein, “Essential Services” shall mean (i) HVAC, (ii) 4 watts, per rentable square foot of the Premises, of electricity service (exclusive of lighting), (iii) elevator service; (iv) water and sanitary sewer services, and
(v)sprinkler and life-safety services.

(c)Subject to Landlord’s obligations hereunder, Tenant shall make arrangements directly with a telephone company, cable provider and/or internet service provider for telephone service, cable television service and/or internet service in and to the Premises desired by Tenant. Tenant shall coordinate the installation of all such services with Landlord by giving five (5) days prior notice to Landlord. Tenant shall repair, at its own expense, any damage caused by the installation of any telephone or internet service. Tenant shall pay for all such services used or consumed in the Premises, including the cost of installation, maintenance and replacement of any items.

SECTION 4.02.    Parking.

(a)Tenant shall have non-exclusive access (at no additional cost) to parking on a “first come, first serve” basis in the parking deck (the “Parking Deck”) up to a ratio of three and one-half (3.5) spaces per 1,000 square feet of usable square feet in the Premises. Parking shall be available 24 hours a day, 7 days a week, 365 days a year, for use by Tenant, its employees, licensees and visitors. Tenant’s officers, directors, agents, contractors and employees shall not park in any space designated as: “RESERVED” or “HANDICAPPED” (unless actually handicapped and bearing appropriate decals), or “VISITORS” (or similar designation). Landlord will not be liable to Tenant for any unavailability of parking spaces; nor will any unavailability entitle Tenant to any refund, deduction, or allowance. In addition, Landlord shall not be liable for any damage or loss to any automobiles parked on the Property or to any personal property located therein, or for any injury sustained by any person in or about any parking facility on the Property, unless, in each case, due to Landlord or Landlord’s agents or employees’ negligence or willful misconduct. All provisions of this section shall be subject to the reasonable rules and regulations at any time adopted by Landlord (collectively, the “Rules and Regulations”) and the parking ordinances of the City of Raleigh. Landlord shall have the right to tow any car that fails to comply with the provisions hereof.

(b)Landlord retains the right to grant exclusive parking rights to portions of the Parking Deck to other tenants of the Building; provided that such right shall not interfere with Tenant’s parking rights under subsection (a) above.

SECTION 4.03. Keys and Locks. Landlord shall furnish to Tenant key fobs or access cards in the amount of 3.5 per 1,000 rentable square feet of the Premises, which key fobs or access cards shall ensure Tenant and its clients and their respective employees during the Term of this Lease after hours’ access to the Building. Upon Tenant’s request, Landlord shall provide Tenant with additional key fobs or access cards, as applicable, at a cost of twenty-five dollars ($25) per key fob or card. As a part of the Tenant Improvements, Tenant shall be responsible for access control to the Premises, subject to application of the Tenant Improvement Allowance, and Tenant shall have the right to install its own access control system to the Premises at its expense, and Tenant shall furnish and provide Landlord with duplicate keys, access cards and/or access codes, as applicable, to ensure that Landlord and its representatives can gain access to the Premises when permitted by the terms of this Lease. Upon termination of this Lease, Tenant shall surrender to Landlord all keys to the Premises and give to Landlord the combination of all locks for safes, safe cabinets and vault doors, if any, in the Premises. Tenant shall be entitled to remove any security system installed by Tenant for the Premises provided (i) Tenant is not in default hereunder beyond applicable notice and cure periods, and (ii) Tenant agrees to repair any and all damage caused by the removal of any such security system, which such provisions shall survive the expiration or earlier termination of this Lease.

SECTION 4.04. Repairs by Landlord. Landlord shall make all improvements or repairs or replacements as may be required for normal maintenance of the Premises (other than those required to be made by Tenant pursuant to Section 5.02 hereof), and such additional maintenance as may be necessary because of damages by persons other than Tenant, its agents, employees, invitees or visitors. Landlord shall maintain and repair the roof, foundation, exterior windows, exterior and structural portions of the Building, Common Areas, elevators, Building systems and Building infrastructure and shall keep the Building and Common Areas in a clean and neat condition and use reasonable efforts to keep all equipment used in common with other Tenant in good condition and repair. Tenant agrees that it will not permit (to the extent within its control) or authorize any person to go onto the roof of the Building without the prior consent of Landlord.

SECTION 4.05. Peaceful Enjoyment. Tenant shall, and may peacefully have, hold and enjoy the Premises, subject to the terms of subordination, non-disturbance and attornment agreements among

Landlord, Tenant and Landlord’s mortgagees and the other terms hereof, provided that Tenant pays the rental herein recited and performs all of Tenant’s covenants and agreements herein contained. It is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during its and their respective periods of ownership of Landlord’s interest hereunder. Nothing herein shall be construed to expand Landlord’s obligations to provide services to Tenant other than those expressly provided in Section 4.01 and elsewhere in this Lease.

TENANT COVENANTS

SECTION 5.01.    Condition of Premises; Damage by Tenant.

(a)Subject to Landlord’s covenants, representations, and warranties set forth in this Lease, upon taking possession of the Premises on the Possession Date, Tenant shall be deemed to have accepted the Premises in their “As-Is” condition, subject to punch list items and Landlord’s covenants, representations and warranties set forth in this Lease, and except as otherwise stated in this Lease.

(b)Subject to the provisions of Section 6.13 and Section 6.14, Tenant shall, at its cost and expense, repair or replace any damage or injury done to the Premises or any part of the Building or other improvements on the Property caused by Tenant or Tenant’s agents, employees, invitees or visitors; provided, however, that Landlord may, at its option, make such repairs or replacements if Tenant fails to commence to cure such failure within thirty (30) days after notice from Landlord of such failure, and Tenant shall repay the reasonable actual cost thereof (plus a reasonable charge for overhead if applicable, not to exceed 10%) to Landlord within thirty (30) days after Landlord’s written notice thereof.

SECTION 5.02. Care of the Premises. Tenant shall not commit or allow its clients, invitees, agents or employees to commit any waste or damage on any portion of the Premises or the Property. Tenant shall repair and replace special equipment, decorative treatments, all Alterations (as hereinafter defined in Section 5.04) made by Tenant and any and all Tenant Improvements that are in excess of the building standard. In addition, Tenant shall be responsible for repairing and replacing all Tenant Improvements that are in need of repairing or replacing in the first Lease Year, provided that Landlord shall reasonably cooperate with Tenant in enforcing any warranties not assigned to Tenant or otherwise solely enforceable by Landlord. At the termination of this Lease, by lapse of time or otherwise, Tenant shall deliver to Landlord exclusive vacant possession of the Premises in as good condition as such premises existed at the Possession Date, Tenant Improvements, permitted Alterations, Landlord’s obligations and ordinary wear and tear excepted. Tenant’s obligations upon vacating the Premises shall include Tenant’s removal of all Tenant’s personal property, including, without limitation, all of Tenant’s equipment, computer systems and machinery. At Landlord’s election, Tenant shall remove, at Tenant’s expense, any computer and /or telephone network wiring and cabling, but Tenant shall not have any obligation to remove any other Tenant Improvements or permitted Alterations. If any personalty of Tenant remains on the Premises after fifth (5th) day following the expiration or termination of the Lease, such personalty shall be deemed abandoned, and Tenant, upon Landlord’s demand, shall reimburse Landlord for all reasonable costs incurred by Landlord in removing and storing such personalty.

SECTION 5.03.    Assignment and Subletting.

(a)Except as expressly permitted herein, Tenant shall not assign, sublet, mortgage, pledge or encumber this Lease, the Premises, or any interest in the whole or in any portion thereof, directly or indirectly, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. In the event of any assignment, sublease, mortgage, pledge or encumbrance that is consented to by Landlord, Tenant shall: (i) remain primarily liable for the performance of all terms of this Lease, (ii) except in the case of any Permitted Transfer (as hereinafter defined) pay to Landlord a processing fee in the amount of One Thousand ($1,000) and all reasonable costs incurred by Landlord in connection with such assignment, sublease or mortgage, up to a maximum of Three Thousand Dollars ($3,000.00), and (iii) except in the case of any Permitted Transfer, pay to Landlord fifty percent (50%) of any rental, fees and charges received by Tenant in excess of the rentals to be paid by Tenant to Landlord hereunder (after reduction for any expenses incurred by Tenant in conjunction with such assignment or subletting, including, without limitation, any expenses incurred in connection with any tenant improvements, legal fees, concessions (inclusive of free rent), marketing costs and brokerage commissions). Landlord’s consent to one assignment or sublease will not waive the requirement of its consent to any subsequent assignment or sublease as required herein. Any attempted assignment or sublease by Tenant in violation of the terms and conditions of this Section 5.03 shall be null and void.

(b)Except with respect to any Permitted Transfer, in the event of a proposed assignment of this Lease or subletting of all or a part of the Premises, Tenant shall submit to Landlord, in writing, (i) the name of the proposed assignee or sublessee, (ii) current financial statements available to Tenant disclosing the financial condition of the proposed assignee or subtenant, (iii) the nature of the business of the proposed assignee or sublessee, and its proposed use of the Premises (any assignment or subletting being subject to restrictions on use contained in this Lease, the violation of which by the proposed assignee or sublessee shall constitute absolute grounds for Landlord’s denial of the requested assignment or subletting, such grounds not being the exclusive grounds for denial under clause (iii)) and (iv) the proposed commencement date of the assignment or subletting, together with a copy of the proposed assignment or sublease. Within twenty (20) days after its receipt of such notice, Landlord shall either approve or disapprove such proposed assignment or sublease in writing. If Landlord approves the assignment or sublease, Tenant shall promptly deliver a copy of the fully executed assignment or sublease to Landlord upon its receipt of same.

(c)For purposes of this Section 5.03, the following events shall be deemed an assignment or sublease, as appropriate: (i) the issuance of equity interests (whether stock, partnership interests or otherwise) in Tenant or any subtenant or assignee, or any entity controlling any of them, to any person or group of related persons, in a single transaction or a series of related or unrelated transactions, such that, following such issuance, such person or group shall have Control (as defined below) of Tenant or any subtenant or assignee; (ii) a transfer of Control of Tenant or any subtenant or assignee, or any entity controlling any of them, in a single transaction or a series of related or unrelated transactions (including, without limitation, by consolidation, merger, acquisition or reorganization), except that the transfer of outstanding capital stock or other listed equity interests by persons or parties other than “insiders” within the meaning of the Securities Exchange Act of 1934, as amended, through the “over the counter” market or any recognized national or international securities exchange, shall not be included in determining whether Control has been transferred; (iii) a reduction of Tenant’s assets to the point that this Lease is substantially Tenant’s only asset; (iv) a change or conversion in the form of entity of Tenant, any subtenant or assignee, or any entity controlling any of them, which has the effect of limiting the liability of any of the partners, members or other owners of such entity; or (v) the agreement by a third party to assume, take over, or reimburse Tenant for, any or all of Tenant’s obligations under this Lease, in order to induce Tenant to lease space with such third party. “Control” shall mean direct or indirect ownership of fifty percent (50%) or more of all of the voting stock of a corporation or fifty percent (50%) or more of the legal or equitable interest in any other business entity, or the power to direct the operations of any entity (by equity ownership, contract or otherwise).

(d)The parties hereto agree and acknowledge that, among other circumstances for which Landlord may reasonably withhold its consent to an assignment or sublease, it shall be reasonable for Landlord to withhold its consent where: (i) the assignment or subletting would materially increase the operating costs for the Building or the burden on the Building services, or generate material additional foot traffic, elevator usage or security concerns in the Building, or create an increased probability of the comfort and/or safety of Landlord and other tenants in the Building being compromised or reduced, (ii) the space will be used for an office or facility of any governmental or quasi-governmental agency or authority, a place of public assembly (including without limitation a meeting center, theater or public forum), any use by or affiliation with a foreign government (including without limitation an embassy or consulate or similar office), or a facility for the provision of in-person social, welfare or clinical health services or sleeping accommodations (whether temporary, daytime or overnight); (iii) Landlord reasonably disapproves of the proposed assignee’s or subtenant’s reputation or creditworthiness; (iv) Landlord determines that the proposed use or character of the business that would be conducted by the proposed assignee or subtenant at the Premises, or the manner of conducting such business, would be either not suitable or inconsistent with the character of the Building as a first-class office building, (v) the proposed assignee or subtenant is an entity or related to an entity with whom Landlord or any affiliate of Landlord has had adverse dealings; (vi) the assignment or subletting may conflict with any exclusive uses granted to other tenants of the Property, or with the terms of any easement, covenant, condition or restriction, or other agreement affecting the Property; (vii) the assignment or subletting would involve a change in use from that expressly permitted under this Lease; (viii) Landlord reasonably determines that the proposed assignee may be unable to perform all of Tenant’s obligations under this Lease or the proposed subtenant may be unable to perform all of its obligations under the proposed sublease; or (ix) as of the date Tenant requests Landlord’s consent or as of the date Landlord responds thereto, a breach or default by Tenant under this Lease shall have occurred and be continuing beyond applicable notice and cure periods. Landlord’s foregoing rights and options shall continue throughout the entire term of this Lease.

(e)Notwithstanding anything in this Lease to the contrary, Tenant further agrees that any assignment or sublease shall be subject to the following additional limitations: (i) in no event may Tenant assign this Lease or sublet all or any portion of the Premises to an existing Tenant of the Building or its subtenant or assignee (unless Landlord consents to such assignment or sublease); (ii) in no event shall the proposed subtenant or assignee be a person or entity with whom Landlord or its agent is negotiating and to or from whom Landlord, or its agent, has given or received any written or oral proposal within the past six (6) months regarding a lease of space in the Building; (iii) in no event shall the proposed subtenant or assignee operate a business that violates any exclusive use granted to another tenant in the Building; (iv) Tenant shall not publicly advertise the rate for which Tenant is willing to sublet the Premises; and (iv) all public advertisements of the assignment of the Lease or sublet of the Premises, or any portion thereof, shall be subject to prior written approval by Landlord, such approval not to be unreasonably withheld, conditioned, or delayed. Said public advertisement shall include, but not be limited to, the placement or display of any signs or lettering on the exterior of the Premises or on the glass or any window or door of the Premises or in the interior of the Premises if it is visible from the exterior.

(f)In no event shall this Lease be assignable by operation of any law except as provided in herein, and Tenant’s rights hereunder may not become, and shall not be listed by Tenant as an asset under any bankruptcy, insolvency or reorganization proceedings. Tenant is not, may not become, and shall never represent itself to be an agent of Landlord, and Tenant acknowledges that Landlord’s title is paramount, and that it can do nothing to impair Landlord’s title.

(g)Notwithstanding anything to the contrary contained in this Section 5.03, provided no Event of Default exists and is continuing beyond applicable notice and cure periods, Tenant may, upon fifteen
(15) days prior written notice to Landlord but without Landlord's prior written consent and without being subject to Landlord's rights and Tenant's obligations set forth in Sections 5.03(a) and 5.03(b), (a) transfer (directly or indirectly) any ownership interests in Tenant, or (b) assign or transfer its interest in this Lease to, or sublease the Premises to, an Affiliate of Tenant, (each of the foregoing (a) and (b), individually and collectively, a “Permitted Transfer”); provided, however that in any such assignment or subletting to an Affiliate of Tenant, (i) Tenant shall remain fully liable as a primary obligor for the payment of all Rent and other charges required hereunder and for the performance of all obligations to be performed by Tenant hereunder, (ii) the Affiliate, if an assignee, expressly assumes Tenant’s obligations under the Lease pursuant to a written agreement in form and substance reasonably satisfactory to Landlord and its counsel, and (iii) the proposed use of the Premises by the Affiliate of Tenant is the Permitted Use. For purposes of this Section 5.03(g), an “Affiliate of Tenant” shall mean (i) a corporation or other business entity into or with which Tenant or Tenant’s parent company shall be merged or consolidated, or to which substantially all of the assets of, or ownership interests in, Tenant or Tenant’s parent company may be transferred or sold; or (ii) a corporation or other business entity which shall control, be controlled by or be under common control with Tenant.

SECTION 5.04.    Alterations, Additions, Improvements.

(a)Except as expressly provided herein, Tenant shall not make after the construction of the initial Tenant Improvements any alterations, improvements, additions or installations in or to the Premises (each an “Alteration”), including, but not limited to, the removal of any carpet, or wall coverings, window blinds, or window draperies, but specifically excluding the hanging of paintings, posters or pictures or painting walls with existing paint colors, without the prior written consent of Landlord, which consent may not be unreasonably withheld. Before commencement of any such work or delivery of any materials for such work into the Premises or the Building, Tenant shall furnish to Landlord for approval, as applicable: architectural plans and specifications, names and addresses of all contractors, contracts, necessary permits and licenses, certificates of insurance and instruments of indemnification against any and all claims, costs, expenses, damages and liabilities which may arise in connection with such work, all in such form and amount as may be reasonably satisfactory to Landlord. In addition, prior to commencement of any such work or delivery of any materials for such work into the Premises, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord of Tenant’s ability to pay for such work and materials in full. All such work shall be done only by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and at such time and in such manner as Landlord may from time to time reasonably designate.

(b)Prior to the commencement of any Alteration, Tenant shall comply or cause its general contractor to comply with the provisions of N.C.G.S. §44A-11.1 and §44A-11.2, if applicable. Tenant shall pay the cost of all such work, including, without limitation, all reasonable expenses actually incurred by Landlord during its approval process. Upon completion of such work, Tenant shall furnish Landlord with contractors’ affidavits, full and final waivers of lien and receipted bills covering all labor and materials expended. Tenant covenants and agrees to do all things necessary to prevent the filing of any mechanics’ or other liens against the Premises or any part thereof by reason of work, labor, services or materials supplied or claimed to have been supplied to Tenant. If any such lien shall at any time be filed against the Premises or Tenant’s interest in the Premises, Tenant shall cause the same to be discharged of record within thirty (30) days after Tenant receives notice thereof. If Tenant shall fail to discharge such lien within such period then, in addition to any other right or remedy of Landlord resulting from Tenant’s said default, Landlord may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by giving security or in such other manner as is, or may be, prescribed by law.

(c)Subject to Section 6.14, Tenant agrees to hold Landlord and its agents and employees harmless against all claims and liabilities of every kind, nature and description which may arise out of or in any way be connected with the Alterations made by Tenant pursuant to this Section 5.04, unless caused by the acts or omissions of Landlord.

(d)All Alterations made by Tenant shall be in compliance with the ADA, all applicable legal, governmental and quasi-governmental requirements, ordinances and rules (including those of the Board of

Fire Underwriters), and all reasonable requirements of applicable insurance companies. Any and all such alterations, physical additions or improvements (excluding trade fixtures, appliances and equipment or other personal property), when made to the Premises by Tenant, shall at once become the property of Landlord and shall be surrendered to Landlord (without compensation to Tenant) upon the termination of this Lease by lapse of time or otherwise; provided, however, that Tenant shall have the right to remove, prior to the expiration or earlier termination of the Term, all trade fixtures and movable furniture, furnishings, equipment, and any other personal property owned by Tenant. All such work shall be done in a good and workmanlike manner and with the use of grades of materials at least equivalent to those standard in the Building, including, without limitation, fire protection grades. Tenant shall permit Landlord, if Landlord so desires, to supervise construction operations in connection with such work; provided, however, that such supervision or right to supervise by Landlord and the approval or disapproval of the plans and specifications for such work in any situation shall not constitute any warranty by Landlord to Tenant of the adequacy of the design, workmanship or quality of such work or materials for Tenant’s intended use or impose any liability upon Landlord in connection with the performance of such work. In consideration of Landlord’s supervising any Alteration to the Premises by Tenant (but excluding any work not requiring Landlord’s consent hereunder), Tenant shall pay to Landlord a construction management fee of four percent (4.0%) of the total cost of making the Alterations; provided, however, in the event Tenant engages its own construction project manager to supervise any Alterations, Landlord’s construction management fee shall be reduced to two percent (2%) of the total cost of making the Alterations. Tenant hereby agrees that upon its surrender of the Premises, it shall assign to Landlord any and all warranties given to Tenant with respect to the alterations and improvements made in accordance with this Section 5.04.

SECTION 5.05. Legal Use and Violation of Insurance Coverage. Tenant shall not occupy or use, or permit any portion of the Premises to be occupied or used for any business or purpose which is unlawful, disreputable or deemed to be extra-hazardous on account of fire, or permit anything to be done which would in any way increase the rate of all risk property insurance coverage on the Building and/or its content or void or suspend any insurance policy covering the Premises or any portion of the Building or Property. In case of a breach of this covenant, in addition to all other remedies of Landlord hereunder, Tenant agrees to pay to Landlord as Additional Rent any and all increase or increases of premiums on insurance carried by Landlord on the Premises, the Office Space, the Building, the Property or any part thereof, caused in any way by the occupancy of Tenant.

SECTION 5.06.    Laws and Regulations.

(a)Subject to Landlord’s obligations herein, Tenant shall comply with all laws, ordinances, orders, rules and regulations (federal, municipal or promulgated by other agencies or bodies having any jurisdiction thereof), whether now existing or hereafter enacted, and all utility company requirements relating to the use or occupancy of the Premises (unless Tenant’s ability to comply is solely dependent upon the compliance by Landlord of such laws, ordinances, orders, rules and regulations and Landlord has failed to comply), and shall hold Landlord harmless from all penalties, liens, costs, expenses or damages resulting from Tenant’s failure to do so; provided, however, notwithstanding anything to the contrary in the Lease, Tenant shall not be obligated to construct, install and make any improvements of any kind or nature which may be required from time to time by such applicable laws, ordinances, orders, rules, regulations and requirements as a result of the use or occupancy of the Premises, except for (i) accommodations required by the ADA, to be made within the Premises for the employees of Tenant, (ii) those improvements to the Premises required due to Tenant’s specific use of the Premises (as opposed to occupancy by tenants in general); and (iii) improvements or modifications to the Premises required due to or made necessary by any Alterations made by Tenant after the Possession Date. Tenant shall procure at its sole expense any permits and licenses required for the transaction of its business in the Premises.

(b)Tenant shall comply with, and shall cause its employees, sub-tenants, licensees and invitees to comply with, the Rules and Regulations reasonably adopted from time to time by Landlord for the safety, care and cleanliness of the Premises. A copy of all of the current Rules and Regulations applicable to the Premises are attached hereto as Exhibit D. Landlord shall provide Tenant with reasonable advance notice of and copies of any changes to any rule or regulation affecting the Premises. In the event of any conflict between the terms of the Rules and Regulations (current or future) and the terms of this Lease, the terms of this Lease shall govern and control.

(c)Landlord, at Landlord’s cost (subject to reimbursement as an Operating Expenses, to the extent permitted under Section 3.04), will be responsible to keep the Building’s structure, systems and common areas (excluding the Premises, other leasable areas, and Building systems and facilities (or components thereof) that exclusively serve the Premises) in a condition that complies with applicable laws. Tenant, at Tenant’s cost, will be responsible to keep the Premises in a condition that complies with applicable laws.

SECTION 5.07.    Entry to the Premises.

(a)Tenant shall permit Landlord, its agents and representatives to enter into and upon any part of the Premises at all reasonable hours upon not less than twenty-four (24) hours prior oral notice to inspect same, clean or make repairs, alterations or additions thereto, as Landlord may reasonably deem necessary or desirable, and Tenant shall not be entitled to any abatement or reduction of any sums due under this Lease or any other claim, right or remedy by reason thereof, except as expressly provided in this Lease. Tenant has provided Landlord the name and phone number of an emergency contact and shall update such information in the event of any change. Notwithstanding the foregoing, Landlord shall not be required to provide Tenant with advance notice of entry to the Premises in the event of an emergency.

(b)Upon not less than twenty-four (24) hours advance notice to Tenant, Landlord shall be permitted to enter the Premises to show the Premises to prospective purchasers of the Premises or the Building (or any portion of either), mortgagees and appraisers. Additionally, during the last twelve (12) months of the Term upon reasonable prior notice, Landlord may enter the Premises for any purpose related to the prospective sale or rental of the Premises, including, without limitation, showing the Premises to prospective tenants or posting “for sale” and “for rent” signs on the Premises.

(c)For any Landlord entry into the Premises under this Section 5.07, (i) Landlord shall use commercially reasonable efforts not to disrupt Tenant’s business operations in the Premises, and (ii) except in the event of an emergency, Tenant shall be entitled to have a representative to accompany Landlord.

SECTION 5.08. Nuisance. Tenant shall conduct its business and control its agents, employees, invitees and visitors in such manner so as not to create any nuisance, or interfere with, annoy or disturb Landlord or any other tenant in its operation in the Building; provided, however, that Landlord acknowledges that any use of the Premises for the Permitted Use shall not violate the terms of this sentence. Tenant shall not place a load upon any floor that exceeds the floor load that is permitted by applicable law. Heavy objects shall stand on such platforms as reasonably determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to any other space in the Building to such degree as to be reasonably objectionable to Landlord or to any other tenant shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or similar devices.

SECTION 5.09.    Mortgage.

(a)This Lease is and shall be subject and subordinate to each mortgage or deed of trust which may now or hereafter encumber all or any portion of the Property and to all renewals, modifications, consolidations, replacements and extensions thereof, subject to the terms of this Section 5.09. This Section 5.09 shall be self-operative and no further instrument of subordination need be required by any mortgagee or lessor; provided, however, the mortgagee or beneficiary thereof, or party to be attorned to, shall have agreed in writing, and shall be bound thereby, to honor all of Tenant’s rights under the Lease, including, without limitation, Tenant’s rights of quiet and use and enjoyment of the Premises, as contemplated in Section 5.09(b) below. Tenant, however, within ten (10) business days after Landlord’s request, shall execute promptly any subordination agreement reasonably requested by Landlord’s mortgagee or prospective mortgagee and any other appropriate certificate or instrument in confirmation of such subordination; subject to Tenant’s commercially reasonable modifications. In the event of the enforcement by the lessor under any such ground or land lease, if any, or the trustee, the mortgagee or the beneficiary under any such mortgage or deed of trust of the remedies provided for by law or by such ground or land lease, if any, mortgage or deed of trust, Tenant will, upon request of any person or party succeeding to the interest of Landlord as a result of such enforcement, automatically become Tenant of such successor in interest without change in the terms or other provisions of such Lease, and Tenant shall attorn to such successor-in-interest as Landlord under this Lease; provided, however, that such successor-in-interest shall not be (i) liable for any act, obligation or omission of any prior landlord (including Landlord), unless such act, obligation or omission is continuing in nature after such enforcement, (ii) subject to any offsets or defenses which Tenant may have against any prior landlord (including Landlord) unless the matter to which the offset, claim or defense relates is continuing, (iii) bound by any payment of rent for more than one month in advance except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease, or (iv) bound by any amendment or modification of this Lease made after such lien is placed against the Property or any portion thereof. Notwithstanding the foregoing, Tenant agrees that at any time, the holder of a mortgage or deed of trust on the Property or any portion thereof may unilaterally subordinate its lien, in whole or in part, to this Lease, effective upon recording such subordination in the Land Records of the Wake County, North Carolina, and Tenant shall be bound by such subordination, whether or not Tenant has received notice thereof.

(b)Notwithstanding anything to the contrary in this Lease, in no event shall Tenant be subordinate or subject to the lien of any mortgage, deed of trust, security instrument, ground lease or other superior interest affecting the Property, Building or any part thereof, nor shall Tenant be obligated to attorn to any holder thereof, unless and until such holder shall have agreed in writing, and shall be bound thereby, to honor all of Tenant’s rights under this Lease, including, without limitation, Tenant’s rights of quiet and use and enjoyment of the Premises, pursuant to a commercially reasonable subordination, non-disturbance and attornment agreement, which shall have been approved in advance and in writing by Tenant (which approval shall not be unreasonably withheld). Said subordination, non-disturbance and attornment agreements shall be in recordable form and may be recorded at Tenant’s election and expense.

(c)The Property is currently encumbered by that certain deed of trust and other security instruments in favor of VPD Lender 3, LLC, a Delaware limited liability company (the “Existing Mortgagee”). Upon election by Landlord or Tenant and within a reasonable period of time following the Effective Date, Landlord shall make commercially reasonable efforts to have the current or any subsequent lender of Landlord, to execute and deliver to Tenant, and Tenant shall execute and deliver to said lender, a Subordination, Non-Disturbance and Attornment Agreement (the “SNDA”) in a commercially reasonable form reasonably acceptable to Tenant and Existing Mortgagee.

SECTION 5.10.    Estoppel Certificate. Tenant shall within ten (10) business days of receipt of a request from Landlord execute an estoppel certificate certifying to the best of its knowledge as to such facts (if true) as Landlord (or mortgagees or proposed purchasers of the Property or any portion thereof) may reasonably request (including, without limitation, rent, term commencement, Tenant’s acceptance of the premises, and the absence of defaults). Tenant agrees that any prospective purchaser, mortgagee of Landlord or beneficiary under any mortgage or deed of trust may rely on the representations and covenants made by Tenant in an estoppel certificate executed by Tenant pursuant to this Section. If Tenant fails to furnish Landlord a subordination agreement or an estoppel certificate within ten (10) business days after Tenant’s receipt of a request therefore, Tenant shall accrue a penalty of $100 a day from the expiration of the 10-day period until such subordination agreement or estoppel certificate is delivered to Landlord.

SECTION 5.11. Financial Statements. Within thirty (30) days after Landlord’s written request therefor (but in no event more than two (2) times per any given calendar year), Tenant shall furnish to Landlord copies of Tenant’s most recent audited or certified (but unaudited) annual financial statements (in connection with the delivery of certified unaudited financial statements, the certification shall be made by an authorized representative of Tenant, to that person’s actual knowledge); provided, however, that Landlord and any persons with whom Landlord intends to share the financial statements shall have executed and delivered to Tenant a non-disclosure agreement, prepared on Tenant’s standard form, subject to such modifications as Landlord or such person may request which are reasonably acceptable to Tenant. Notwithstanding the foregoing, so long as Tenant is a publicly traded corporation on a nationally recognized stock exchange, the obligation to deliver financial statements under this section shall be waived.

SECTION 5.12. Letter of Credit. As security for the performance of its obligations under this Lease (including, without limitation, payment of Base Annual Rent and Additional Rent), Tenant shall, within five (5) business days following the date of this Lease, deliver to Landlord an irrevocable, unconditional, transferable, stand-by letter of credit issued in favor of Landlord, as beneficiary, and issued for Tenant, as account party (the “Letter of Credit”), in the amounts set forth in the below schedule (being the “Letter of Credit Amount”):

Period	Letter of Credit
Years 1-3	$141,869.28
Year 4	$70,934.64
Year 5	$47,289.76
Year 6 – Expiration Date	$23,644.88

Notwithstanding the above schedule, the Letter of Credit Amount will be reduced to $23,644.88 in the event that the Federal Drug Administration conclusively approves, not being subject to additional review, any of Tenant’s pharmaceutical products for production and sale to the public, such evidence which shall be provided to Landlord for review and consideration. In the event Tenant fails to deliver the first Letter of Credit to Landlord in the Letter of Credit Amount within the aforementioned five (5) business day period (which Letter of Credit shall comply fully with all terms and provisions of this Section 5.12), Landlord may, up until such time as such Letter of Credit is actually received by Landlord, send a notice of default to Tenant and Tenant shall have seven (7) days in which to provide a Letter of Credit in compliance with all terms and provisions of this Section 5.12, and if Tenant does not provide said Letter of Credit Landlord shall have the right to terminate this Lease. All costs and fees incurred in connection with the issuance of the Letter of Credit shall be borne entirely by Tenant. The Letter of Credit shall be issued by a federally chartered bank reasonably approved by Landlord, shall be in form and content satisfactory to Landlord, shall permit partial draws, shall permit draws upon presentation to a bank office located in Raleigh, North Carolina, and shall have an expiration date (the “Letter of Credit Expiration Date”) that is no earlier than the day immediately preceding the first (1st) anniversary of the Commencement Date.

(b)Continuation Letters of Credit. Tenant shall, in accordance with the terms of this Section 5.12(b), continue to provide security for the performance of its obligations under this Lease by providing Landlord with additional irrevocable, unconditional, transferable, stand-by letters of credit in the Letter of Credit Amount issued in favor of Landlord, as beneficiary, and issued for Tenant, as account party (collectively, the “Continuation Letters of Credit”; each, a “Continuation Letter of Credit”) during the entire Lease Term. Each of the Continuation Letters of Credit shall be subject to the same terms and conditions applicable to the Letter of Credit as provided in Section 5.12(a) herein. The original of the first Continuation Letter of Credit shall be issued and delivered to Landlord no later than the date that is thirty (30) days prior to the Letter of Credit Expiration Date (but shall not be effective until the Letter of Credit Expiration Date). The original of each subsequent Continuation Letter of Credit shall be delivered to Landlord no later than the date that is thirty (30) days prior to the expiration date of the preceding Continuation Letter of Credit and each Continuation Letter of Credit shall have an expiration date that is no earlier than the day immediately preceding the first (1st) anniversary of the expiration date of the preceding Continuation Letter of Credit (but shall not be effective until the expiration date of the preceding Continuation Letter of Credit).

(c)Draws. If Tenant fails to timely deliver either the Letter of Credit or any Continuation Letter of Credit to Landlord in accordance with the provisions of this Section 5.12, then Tenant shall be deemed to be in default under this Lease, the notice and cure periods afforded to Tenant pursuant to this Lease shall not be applicable and such failure by Tenant shall entitle Landlord to immediately draw upon the full outstanding amount of the Letter of Credit and/or the then-applicable Continuation Letter of Credit (as the case may be). Additionally, Landlord shall be entitled to draw upon the Letter of Credit and/or any Continuation Letter of Credit (as the case may be) to fund the performance of any obligation(s) of Tenant under this Lease if Tenant is in default in the performance of such obligation(s) beyond the expiration of any applicable notice and cure period (if any) set forth in the Lease. The issuing bank shall be required (up to the face amount(s) of the Letter of Credit and/or any applicable Continuation Letter of Credit) to disburse amounts to Landlord under the Letter of Credit and/or the applicable Continuation Letter of Credit (as the case may be) based solely on the written statement of Landlord (i) certifying that Tenant is in default in the performance of its obligation(s) under this Lease beyond the expiration of any applicable notice and cure period (if any) set forth in this Lease and (ii) certifying the amount due to Landlord as a result of such uncured default(s) (which shall be the amount payable, up to an aggregate ceiling amount equal to the face amount(s) of the Letter of Credit and/or any applicable Continuation Letter of Credit (as the case may be), to Landlord under such instrument). Landlord agrees to promptly provide Tenant with a copy of any such written statement Landlord provides to the issuing bank pursuant to the immediately preceding sentence.

(d)Transfers. If Landlord’s interest in the Premises is sold or otherwise transferred, Landlord shall have the right to transfer the Letter of Credit and any of the Continuation Letters of Credit to the new owner (and such instruments shall each expressly permit such transfers), and Landlord shall thereupon be released from all liability for the safekeeping and administration of the Letter of Credit and the Continuation Letters of Credit and Tenant shall thereafter look solely to such new owner for the safekeeping and administration of the Letter of Credit and the Continuation Letters of Credit. The terms hereof shall apply to every transfer of the Letter of Credit and/or the Continuation Letters of Credit.

(e)Return of Security. Within forty-five (45) days of the expiration or earlier termination of this Lease, and upon the full performance all of terms and conditions of this Lease, if Landlord shall have made a full or partial draw on any Letter of Credit or Continuation Letter of Credit under this Section, any unapplied portion of any such funds drawn shall be returned to Tenant after final determination of all damages due Landlord.

SECTION 5.13.    Prohibited Persons. Tenant warrants and represents to Landlord that Tenant, and to the best of Tenant’s knowledge, after having made diligent inquiry, any managers, members and principals of Tenant’s are not currently identified on the Specially Designated Nationals List (www.ustreas.gov/offices/enforcement/ofac/sdn/) published and updated by the Office of Foreign Asset Control of the United States Department of the Treasury and are not identified as a Person with whom the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation or Executive Order of the President of the United States.

LANDLORD AND TENANT COVENANTS

SECTION 6.01. Condemnation. If the Premises shall be taken or condemned for any public purpose to such an extent so as to render the Premises unsuitable for occupancy in Tenant’s reasonable determination, then this Lease shall, at the option of Tenant, cease and terminate as of the date of such taking or condemnation. Tenant shall notify Landlord of its election to terminate within thirty (30) days after receipt of notice of such taking or condemnation. If only a portion thereof shall be so taken so as not to render the remainder reasonably unsuitable for occupancy, all Rent shall abate with respect to the portion so taken. All proceeds from any taking or condemnation of the Premises shall belong to and be paid to Landlord. Notwithstanding anything to the contrary set forth herein, Tenant may claim a separate award for Tenant’s moving expenses, personal property and fixtures and any unamortized cost of Tenant Improvements paid for by Tenant provided that the payment or pursuit of such claim in no way reduces the award to Landlord.

SECTION 6.02. Damages from Certain Causes. Landlord shall not be liable or responsible to Tenant for any loss or damage to any property or person occasioned by theft, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition or order of a governmental body or authority (a “Governmental Authority”), or for any other causes beyond Landlord’s reasonable control. Tenant shall not be liable for or responsible to Landlord for any loss or damage to any property or person occasioned by theft, fire, act of God, public enemy, injunction, riot, strike insurrection, war, court order, requisition or order of a Governmental Authority, or for any causes beyond Tenant’s reasonable control. All goods, property or personal effects stored or placed by Tenant in or about the Property shall be at the sole risk of Tenant. Nothing herein shall be deemed to impair Tenant’s right to terminate this Lease in accordance with the terms of Section 2.02(c).

SECTION 6.03.    Intentionally deleted.

SECTION 6.04. Holding Over. In the event of holding over by Tenant after expiration or termination of this Lease without the consent of Landlord, Tenant shall pay, as Base Annual Rent, 150% of the Base Annual Rent which Tenant was obligated to pay for the month immediately preceding the end of the Term of this Lease for each month or any part thereof of any such holdover period (plus any Additional Rent). No holding over by Tenant after the Term of this Lease shall operate to extend the Lease Term. In the event of any unauthorized holding over, Tenant shall indemnify Landlord against all losses, damages and expenses incurred by Landlord in connection with any such holding over (including, without limitation, the loss of a potential or prospective tenant).

SECTION 6.05. Damage or Destruction of the Premises. If the Premises are damaged by fire or other casualty, but are not rendered untenantable for Tenant’s business, either in whole or in part, in Landlord’s and Tenant’s reasonable judgment, Landlord shall cause such damage to be repaired without unreasonable delay after receipt of insurance proceeds and the Base Annual Rent shall not abate. If by reason of such casualty the Premises are rendered untenantable for Tenant’s business, either in whole or in part, in Landlord’s and Tenant’s reasonable judgment, Landlord shall cause the damage to the physical structure of the Building (excluding any Tenant Improvements in excess of Building Standard or Alterations made therein) to be repaired or replaced without unreasonable delay after receipt of insurance proceeds, and, in the interim, the Rent shall be proportionately reduced as to such portion of the Premises as is rendered untenantable. Any such abatement of Rent shall not, however, create an extension of the Term; provided, however, if by reason of such casualty, the Premises are rendered untenantable in some material portion, and Landlord, in its reasonable estimation, determines that the amount of time required to repair the damage using due diligence is in excess of two hundred seventy (270) days (as measured from the issuance of the applicable building permits necessary for the reconstruction of the Building), then either party shall have the right to terminate this Lease by giving written notice of termination within thirty (30) days after the date of casualty, and Rent shall (i) abate as of the date of such casualty in proportion to the part of the Premises rendered untenantable and (ii) abate entirely as of the effective date of the termination of this Lease. Notwithstanding the foregoing, in the event the casualty giving rise to an election to terminate is caused by the gross negligence or intentional misconduct of Tenant, Tenant’s employees, agents or invitees, Tenant shall have no right to terminate this Lease or receive an abatement of Rent. Notwithstanding the other provisions of this Section, in the event there should be a casualty loss to the Premises during the last Lease Year of the Term in which the damage is greater than 20% of the Premises, either party may, at its option, terminate this Lease by giving written notice to the other party within thirty (30) days after the date of the casualty and the Rent shall abate as of the date of such notice. Except as provided herein, Landlord shall have no obligation to rebuild or repair in case of fire or other casualty, and no termination under this Section shall affect any rights of Landlord or Tenant hereunder arising from the prior defaults of the other party. Tenant shall give Landlord immediate notice of any fire or other casualty in the Premises. Notwithstanding anything contained in this Section to the contrary, Landlord shall not be obligated to restore the Tenant Improvements or the Alterations made by Tenant. Tenant shall be responsible for insuring and replacing the Tenant Improvements and any Alterations made by Tenant and for restoring its personal property and fixtures, at its costs.

SECTION 6.06. Professional Fees. Subject to express limitations set forth in this Lease, Tenant agrees to pay or reimburse Landlord for all reasonable out-of-pocket attorneys’ and professional fees actually incurred by Landlord in connection with (i) negotiating and delivering a lender protection agreement for any lender of Tenant’s; and (ii) reviewing any proposed plans and specifications or any other agreement, waiver, consent, or document that Tenant requests Landlord to review, execute or approve. In the event either party defaults in the performance of any of the terms, covenants, agreements or conditions contained in this Lease and such party places the enforcement of this Lease, or any part thereof, or the collection of any rent due, or to become due hereunder, or recovery of the possession of the Premises in the hands of an attorney, or files suit upon the same, the non-prevailing party agrees, to the extent permitted by applicable law, to pay the prevailing party all reasonable attorneys’ fees and court costs incurred by the prevailing party. Whenever any provision of this Lease calls for the payment of “reasonable attorneys’ fees”, such fees shall be based on actual hours worked at standard hourly rates plus actual expenses incurred. Rates shall not be based on any statutory definition of “reasonable attorneys’ fees”, except that such reasonable attorneys’ fees may not exceed any statutory limits.

SECTION 6.07. Amendments. This Lease may not be altered, changed or amended, except by an instrument in writing, signed by both parties hereto.

SECTION 6.08. Assignments by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Property, and in such event and upon its transferee’s assumption in writing of Landlord’s obligations thereafter accruing hereunder (any such transferee to have the benefit of, and be subject to, the provisions of Section 6.13), no further liability or obligation shall thereafter accrue against Landlord hereunder. Upon request by Landlord, Tenant agrees to execute a certificate certifying to the best of its knowledge such facts (if true) as Landlord may reasonably require in connection with any such assignment by Landlord. This paragraph shall not affect Landlord’s liability for matters arising prior to the transfer of the Property.

SECTION 6.09.    Events of Default.

(a)The occurrence of any one or more of the following events continuing beyond the expiration of the notice and cure periods set forth herein shall constitute an “Event of Default” by Tenant hereunder, whereupon Landlord may have any one or more of the remedies described in Section 6.09(b) hereof:

Tenant fails to make a payment of any sum to be paid by Tenant under this Lease, and such failure continues for five (5) days after written notice of default; provided, however, that Landlord shall not be required to give such written notice of default for nonpayment of Base Annual Rent and the monthly installments of Tenant’s estimated Additional Rent more than once in any twelve (12) month period;

Tenant fails to perform any of the other covenants or conditions which Tenant is required to observe and to perform, and such default shall continue for thirty (30) days after written notice thereof, provided such thirty (30) day cure period shall be reasonably extended for a period not to exceed sixty (60) days if such default is of a nature that cannot be cured within such 30-day period so long as Tenant commences such cure during said initial thirty (30) day period and diligently pursues the same to completion;

The interest of Tenant under this Lease shall be levied on under execution or other legal process or any petition shall be filed by or against Tenant to declare Tenant as bankrupt or to delay, reduce or modify Tenant’s capital structure if Tenant be a corporation or other entity; provided that no such levy, execution, legal process or petition filed against Tenant shall constitute a breach of this Lease if Tenant shall vigorously contest the same by appropriate proceedings and shall remove or vacate the same within sixty (60) days from the date of its creation, service or filing);

Tenant is declared insolvent according to law;

Any assignment of Tenant’s property shall be made for the benefit of creditors, or if a receiver or trustee is appointed for Tenant or its property;

Tenant shall file a petition under any section or chapter of the federal Bankruptcy Code, as amended or under any similar law or statute of the United Sates or any State;

Tenant shall assign this Lease or sublet any portion of the Premises except as expressly permitted in Section 5.03 of this Lease;

Tenant shall be dissolved or otherwise liquidated, provided that in the event of an administrative dissolution that can be cured by the filing of a report or payment of fees or similar, Landlord shall provide Tenant with written notice and a period of fifteen (15) days in which to bring Tenant into good standing in its state of incorporation or in the State of North Carolina;

Tenant shall do or permit to be done anything which creates a lien upon the Premises or Property and the lien continues to encumber the Premises or Property for more than fifteen (15) days after Tenant receives notice of the existence of the lien; or

Intentionally Deleted.

(b)Upon an Event of Default by Tenant under this Lease, Landlord may, at its option:

terminate this Lease and forthwith repossess the Premises and remove all persons or property therefrom, and be entitled to recover forthwith as damages a sum of money equal to the total of
(1) the cost of recovering the Premises, (2) the unpaid rent owed at the time of termination, plus interest thereon from due date at rate equal to the Interest Rate, (3) the value of the excess, if any, discounted at the prime rate of interest (as reported in the Wall Street Journal), of (A) the Base Annual Rent, Additional Rent and all other sums that would have been payable hereunder by Tenant for the Remaining Term, less (B) the aggregate reasonable rental value of the Premises for the remainder of the Term, as determined by a real estate broker licensed in the State of North Carolina who has at least ten (10) years of experience, and (4) any other sum of money and damages owed by Tenant to Landlord. Landlord and Tenant acknowledge and agree that the payment of the amount set forth in clause (3) above shall not be deemed a penalty, but shall merely constitute payment of liquidated damages, it being understood that actual damages to Landlord are extremely difficult, if not impossible, to ascertain. It is expressly agreed and understood that all of Tenant’s liabilities and obligations set forth in this subsection shall survive termination; or

Landlord may terminate Tenant’s right of possession (but not the Lease) and may repossess the Premises under applicable laws, or by such other proceedings, including re-entry and possession, as may be applicable, without demand or notice of any kind to Tenant and without terminating this Lease, and remove all persons or property therefrom, (Tenant hereby waiving any claim by reason of such reentry, repossession or removal or by issuance of any distress warrant or writ or sequestration), in which event Landlord may, but shall be under no obligation to do so (except to the extent required by applicable law), relet for the account of Tenant for such rent and upon such terms as shall be satisfactory to Landlord. For the purpose of such reletting Landlord is authorized to decorate or to make any repairs, changes, alterations or additions in or to the Premises that may be necessary or convenient, and (1) if Landlord shall fail or refuse to relet the Premises, or (2) if Landlord relets the Premises and a sufficient sum shall not be realized from such reletting (after paying the unpaid amounts due hereunder earned but unpaid at the time of reletting plus interest thereon at the maximum rate permitted by applicable law, the cost of recovering possession, all of the costs and expenses of such decorations, repairs, changes, alterations and additions and all other expenses of such reletting (including brokerage commissions) and of the collection of the rent accruing therefrom) to satisfy the rent provided for in this Lease to be paid, then Tenant shall pay to Landlord as damages a sum equal to the amount of the rental reserved in this Lease for such period or periods or if the Premises have been relet, Tenant shall satisfy and pay any such deficiency within ten (10) days of demand therefor from time to time; or

Landlord shall have the right without terminating or canceling this Lease to declare all amounts and rents due under this Lease for the remainder of the existing Term (or any applicable extension or renewal thereof) to be immediately due and payable, and thereupon all rents and other charges due hereunder to the end of the existing Term, shall be accelerated and due, but discounted at the prime rate of interest (as reported in the Wall Street Journal); provided, however, Landlord shall be obligated to credit to Tenant (including refunding Tenant any excess amounts following Tenant’s payment of all amounts of accelerated Rent owed and due to Landlord) any amounts or proceeds actually received by Landlord for reletting the Premises during the remainder of the applicable Term (less all of Landlord's expenses in connection with the termination of this Lease, or Landlord's re-entry upon and releasing of the Premises including, but not limited to, all repossession costs, brokerage commissions, advertising, reasonable attorneys' fees and disbursements, alteration costs and other expenses of preparing the Premises for such reletting. In addition, Tenant shall be liable for all past due Base Annual Rent and Additional Rent, Landlord’s costs in enforcing the terms of this Lease and all costs of reletting the Premises, including legal fees, commissions and outfitting costs.

Landlord may file suit to recover any sums falling due under the terms of this Section 6.09 from time to time on one or more occasions without Landlord being obligated to wait until expiration of the Term of this Lease, and no delivery or recovery of any portion due Landlord hereunder shall be any defense in any action to recover any amount not theretofore reduced to judgment in favor of Landlord, nor shall such reletting be construed as an election on the part of Landlord to terminate this Lease unless a written notice of such intention be given to Tenant by Landlord. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach;

Intentionally Deleted;

Landlord may sue for injunctive relief or to recover damages for any loss resulting from the Event of Default; or

In addition to the foregoing rights and remedies, Landlord may pursue after the occurrence of any Event of Default under this Lease any other remedy available to Landlord, at law or in equity.

(c)Intentionally Deleted.

(d)If Landlord commences any summary proceeding for eviction or possession of the Premises due to Tenant’s non-payment of rent, Tenant will not interpose (and waives the right to interpose) any non-compulsory counterclaim in any such proceeding.

(e)Notwithstanding any other provisions of this Lease to the contrary, Tenant shall look solely to Landlord’s equity in the Property and the Building, and not to any other or separate business or non- business assets of Landlord, or any partner, shareholder, member, officers or representative of Landlord, for the satisfaction of any claim brought by Tenant against Landlord, and if Landlord shall fail to perform any covenant, term or condition of this Lease upon Landlord’s part to be performed, and as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only: (i) out of the proceeds of sale received upon levy against Landlord’s equity in the Property and the Building, and/or (ii) to the extent not encumbered by a secured creditor, out of the rents or other incomes receivable by Landlord from the Property and the Building from and after the date of such judgment, and Tenant waives its right to seek a deficiency judgment. In no event shall Landlord be deemed to be in default under this Lease unless Landlord fails to perform its obligations under this Lease, Tenant delivers to Landlord written notice specifying the nature of Landlord’s alleged default, and Landlord fails to cure such default within thirty (30) days following receipt of such notice (or, if the default cannot reasonably be cured within such period, to commence action within such thirty (30)-day period and proceed diligently thereafter to cure such default). Upon any conveyance of title to the Property, the grantee or transferee shall be deemed to have assumed Landlord’s obligations to be performed under this Lease from and after the date of such conveyance, subject to the limitations on liability set forth above in this Section 6.09(e). Further, in the event the owner of Landlord’s interest in this Lease is at any time a partnership, joint venture, unincorporated association, limited liability company, Tenant agrees that the members or partners of such partnership, joint venture, unincorporated association or limited liability company shall not be personally or individually liable or responsible for the performance of any of Landlord’s obligations hereunder. With respect to any provisions of this Lease which provides that Landlord shall not unreasonably withhold or delay any consent or approval, Tenant shall not have, and Tenant hereby waives, any claim for money damages; nor shall Tenant claim any money damages by way of setoff, counterclaim or defense, based upon any allegation of unreasonableness by Landlord. In such event, Tenant’s sole remedy shall be an action or proceeding to enforce any such provisions, or for specific performance, injunction or declaratory judgment. Notwithstanding any other provision of this Lease, neither Landlord nor Tenant (with the exception of holding over in the Premises pursuant to Section 6.04, above) shall be liable for any consequential damages or interruption or loss of business, income or profits, nor shall Landlord be liable for loss of or damage to artwork, currency, jewelry, bullion, unique or valuable documents, securities or other valuables, or for other property not in the nature of ordinary fixtures, furnishings and equipment used in general administrative and executive office activities and functions (all of the foregoing, collectively, “Special Claims”).

SECTION 6.10. Non-Waiver. No waiver of any provision of this Lease shall be implied by any failure of Landlord or Tenant to enforce any remedy on account of the violation of such provision, even if such violation be continued or repeated subsequently, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue, or extend the Term hereof, or create a new tenancy or affect any notice give Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit for possession of the Premises, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due and the payment of said Rent shall not waive, affect or nullify said notice, suit or judgment. Acceptance by Landlord of less than the entire amount due and owing by Tenant shall not constitute a waiver by Landlord of its rights to further collection.

SECTION 6.11.    Property Insurance; Liability Insurance.

(a)At Tenant’s expense and throughout the Term, Tenant shall maintain the following insurance:

Commercial General Liability Insurance (ISO occurrence form, CG 00 01 04-13 or its equivalent) in the amount of at least One Million and No/100 Dollars ($1,000,000.00) per occurrence, with a General Aggregate limit of at least Three Million and No/100 Dollars ($3,000,000.00), which minimum limit can be met by a combination of both standard and umbrella coverage. Such insurance shall be on an occurrence basis with respect to the business carried on in or from the Premises and Tenant’s use and occupancy of the Premises. Tenant further agrees that such insurance shall contain “Fire Damage Legal Liability” coverage subject to a limit of no less than the replacement cost of the Premises, up to One Million and No/100 Dollars ($1,000,000.00).

Coverage that is equivalent to (or better than) the coverage afforded under policies using ISO Special Causes of Loss Form (excluding coverage for the perils of earthquake and flood), covering Tenant’s property (including fixtures, leasehold improvements and equipment) located in the Premises, providing protection to the extent of one hundred percent (100%) of the replacement cost of such property. Tenant shall ensure deductible levels under all insurance contracts referenced by this Lease are financially prudent;

Business Interruption Insurance as coverage included under the property insurance policy in an amount not less than 12 months actual loss sustained; and

Workers Compensation and Employee Liability Insurance affording coverage under the Workers Compensation laws of the State of North Carolina and Employers Liability coverage subject to a limit of no less than $500,000 each employee, $500,000 each accident and $500,000 policy limit.

The levels of insurance required of Tenant are subject to periodic review and adjustment by Landlord to insure that the insurance coverage levels are comparable to those at the Commencement Date; provided that any such adjustments are commercially reasonable. Landlord shall have the right to amend the types and amounts of insurance coverages required hereby to comply with any requirements requested by any mortgagee of Landlord, if commercially reasonable.

(b)At all times during the Term, Landlord shall maintain (as a part of Operating Expenses) in full force and effect the following policies of insurance:

Commercial General Liability Insurance (2013 ISO form [CG 0413] or its equivalent) in the amount of at least One Million and No/100 Dollars ($1,000,000.00) per occurrence, with a General Aggregate limit per location of at least Three Million and no/100 Dollars ($3,000,000.00); and

The equivalent of ISO Special Form Property Insurance providing protection to the extent of not less than one hundred percent (100%) of the replacement costs of the Building (exclusive of the cost of foundations and footings), less a commercially reasonable deductible. If the annual premiums to Landlord for such property insurance exceed the standard premium rates because of the nature of Tenant’s operations, contents or improvements beyond building standard or because the same result in extra hazardous exposure, then Tenant shall upon receipt of copies of appropriate premium invoices reimburse Landlord for such increases in such premiums, provided that Landlord shall first have provided notice to Tenant of any such premium increase and a period of thirty (30) days in which to cease the operations or remove the contents or improvements that would have resulted in such premium increase.

SECTION 6.12. Insurance Standards. All such policies and renewals thereof as are required to be obtained by Tenant shall name Landlord and any property management company that manages the Building, as additional insureds. Such insurance (other than workers compensation and employee liability insurance) shall contain provisions that obligate the insurer to notify Tenant, thirty (30) days’ in advance, in the event of any cancellation, termination or substantial modification to such insurance (ten (10) days’ notice in the case of cancellation due to non-payment of a premium) and Tenant will cause the insurer or its broker to endeavor to provide each additional insured thereunder (including Landlord) at least thirty (30) days’ prior written notice of any cancellation or termination to such insurance (ten (10) days’ notice in the case of cancellations due to non-payment of a premium), but in any event upon receipt of notice of cancellation, termination or substantial modification from its insurer, Tenant shall immediately forward same to Landlord by email to the email address set forth in Section 1.01 or such other email address for Landlord as Landlord may hereafter provide in writing to Tenant. Before Tenant’s initial entry and thereafter prior to the expiration dates of said policy or policies, each party shall provide to the other copies of policies or certificates of insurance evidencing all coverage required by this Lease. All the insurance required of Tenant or Landlord, or its respective agents or employees, under this Lease shall be primary and non-contributory, issued by companies of appropriate financial integrity that is consistent with the quality and status of the Premises and which are authorized to do business in North Carolina (provided that such companies need not be licensed in North Carolina so long as they are eligible surplus lines insurers). Insurance requirements may be reasonably increased from time to time by Landlord in order to protect its interest in the Building and the other improvements located on the Property, if commercially reasonable; provided, however, Landlord shall not increase such insurance requirements more than once during the initial Lease Term and Tenant shall have ninety (90) days after receipt of notice from Landlord to comply with any such increases. In the event Tenant shall fail to procure insurance required by Section 6.11(a) Landlord shall be entitled to procure the same and Tenant shall promptly reimburse Landlord for such premium expense.

SECTION 6.13.    Hold Harmless

(a)Landlord, the Existing Mortgagee and any future mortgagee of the Property shall not be liable to Tenant and Tenant hereby waives all claims against such parties for any loss, injury or other damage to person or property in or about the Premises or the Property from any cause whatsoever, including without limitation, water leakage of any character from the roof, walls, basement, fire sprinklers, appliances, air conditioning, plumbing or other portion of the Premises or the Property, or gas, fire, explosion, falling plaster, steam, electricity, or any malfunction within the Premises or the Property, or acts of other tenants of the Building; provided, however, that, subject to Section 6.14, below, and to the provisions of Section 6.09(e), above, the foregoing waiver shall be inapplicable to any loss, injury or damage resulting directly from Landlord’s negligence or willful misconduct. Tenant acknowledges that from time to time throughout the term of this Lease, construction work may be performed in and about the Building and the Property by Landlord, contractors of Landlord, or other tenants or their contractors, and that such construction work may result in noise and disruption to Tenant’s business. In addition to and without limiting the foregoing waiver or any other provision of this Lease, Tenant agrees that Landlord shall not be liable for, and Tenant expressly waives and releases Landlord and its related parties the other Indemnitees (as defined in Section 6.13(b), below) from any Claims (as defined in Section 6.13(b), below), including without limitation, any and all consequential damages or interruption or loss of business, income or profits, or claims of actual or constructive eviction or for abatement of rental, arising or alleged to be arising as a result of any such construction activity.

(b)Subject to Section 6.14 below, Tenant shall hold Landlord, the Existing Mortgagee and any future mortgagee of the Property, and the constituent shareholders, partners or other owners thereof, and all of their agents, contractors, servants, officers, directors, employees and licensees (collectively with Landlord, the “Landlord Indemnitees”) harmless from and indemnify the Landlord Indemnitees against any and all claims, liabilities, damages, costs and expenses, including reasonable attorneys’ fees and costs incurred in defending against the same (collectively, “Claims”), to the extent arising from (a) the acts or omissions of Tenant or any agents, employees, contractors, licensees, subtenants, customers, guests or invitees of Tenant (collectively with Tenant, “Tenant Parties”) in, on or about the Property, or (b) any construction or other work undertaken by or on behalf of Tenant in, on or about the Premises, whether prior to or during the term of this Lease (but excluding Landlord’s installation of the initial Tenant Improvements), or (c) any breach or Event of Default under this Lease by Tenant, or (d) any accident, injury or damage, howsoever and by whomsoever caused, to any person or property, occurring in, on or about the Premises; except to the extent such Claims are caused directly by the negligence or willful misconduct of Landlord or its authorized representatives. In case any action or proceeding be brought against any of the Indemnitees by reason of any such Claim, Tenant, upon notice from Landlord, covenants to resist and defend at Tenant’s sole expense such action or proceeding by counsel reasonably satisfactory to Landlord. The provisions of this Section 6.13(b) shall survive the expiration or earlier termination of this Lease with respect to any injury, illness, death or damage occurring prior to such expiration or termination.

(c)Subject to Sections 6.13(b) and 6.14 below, Landlord shall hold Tenant, and the constituent shareholders, partners or other owners thereof, and all of their agents, contractors, servants, officers, directors, employees and licensees (collectively with Tenant, the “Tenant Indemnitees”) harmless from and indemnify the Tenant Indemnitees against any and all Claims to the extent arising from any accident, injury or damage, to any person or property, occurring in, on or about the Property (including the Premises) caused by the gross negligence or willful misconduct of Landlord or any or any agents, employees, or contractors of Landlord, except to the extent such Claims are caused directly by the negligence or willful misconduct of Tenant, any Tenant Indemnitees, or Tenant’s authorized representatives. In case any action or proceeding be brought against any of the Tenant Indemnitees by reason of any such Claim, Landlord, upon notice from Tenant, covenants to resist and defend at Landlord’s sole expense such action or proceeding by counsel reasonably satisfactory to Tenant. The provisions of this Section 6.13(c) shall survive the expiration or earlier termination of this Lease with respect to any injury, illness, death or damage occurring prior to such expiration or termination.

SECTION 6.14. Waiver of Subrogation. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each hereby waives any and all rights of recovery, claim, action or cause-of-action, against the other, its agents (including partners, both general and limited), officers, directors, members, shareholders or employees, for any loss or damage that may occur to the Premises, or any improvements thereto or any personal property therein, or the Building of which the Premises are a part, or any improvements therein, or any personal property of such party therein, by reason of fire, the elements or any other cause which are typically insured against under the terms of all risk property insurance policies, or are actually insured against by the insurance carried by the injured party (or were required to be insured against pursuant to this Lease), regardless of cause or origin, including negligence of the other party hereto, its agents, officers, members or employees, and covenants that no insurer shall hold any right of subrogation against such other party. This Section shall survive the expiration or earlier termination of this Lease.

SECTION 6.15.    Hazardous Materials.

(a)Except for general office supplies typically used in the ordinary course of business, Tenant shall not, without Landlord’s prior consent, knowingly receive, store or otherwise handle on the Premises any product which is hazardous, toxic, explosive or highly flammable or any Hazardous Material. For purposes of this Lease, (i) “Hazardous Material” means polychlorinated biphenyls, petroleum, radioactive materials, asbestos, and any waste, substance or material defined as such in, or for purposes of, the applicable Environmental Laws or listed as such by the United States Environmental Protection Agency, but shall not include ordinary business supplies, and (ii) “Environmental Laws” means any applicable current or future federal, state, or local governmental law, regulation or ruling applicable to environmental conditions on, under or about the Buildings, including, without limitation, federal, state or local solid waste disposal rules, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, the Water Pollution Control Act, as amended, the Clean Air Act, as amended, or any other applicable federal, state or local laws, regulations or ordinances.

(b)All of Tenant’s activities on the Premises shall comply with applicable Environmental Laws. Tenant shall furnish Landlord with a copy of any and all notices, citations, orders, reports, subpoenas or requests concerning the environmental condition of the Premises from any Governmental Authority and a copy of any and all information, documents or reports submitted to any Governmental Authority by or on behalf of Tenant regarding the Premises. Nothing in this Lease shall lessen any duty imposed on either Landlord or Tenant by federal, state or local laws, regulations, rules or ordinances.

(c)Landlord may at any time prohibit smoking in the Building or any portion thereof.

(d)Tenant shall indemnify and hold harmless Landlord, its members, officers, representatives, employees and successors and assigns, against any and all losses, liabilities, costs, expenses or damages of any and every kind whatsoever (including, without limitation, court costs and attorneys’ fees) which at any time or from time to time may be suffered or incurred in connection with the breach of the covenants contained in this Section 6.15 by Tenant, its employees, members, officers, partners or agents. Landlord shall indemnify and hold harmless Tenant, its members, officers, representatives, employees and successors and assigns, against any and all losses, liabilities, costs, expenses or damages (including, without limitation, court costs and attorneys’ fees) which at any time or from time to time may be suffered or incurred in connection with any Hazardous Materials in violation of applicable Environmental Laws existing on the Property prior to the Commencement Date or introduced and released on the Property by Landlord or its agents, contractors, or employees, including the cost of remediation and defense of any action related to the foregoing. Notwithstanding the foregoing, Landlord shall not be liable for damages or injury occasioned by the acts of Tenant or any other third-party occupants of the Project, or their respective agents, employees or servants.

(e)The provisions (including the representations, warranties and indemnifications) of this Section 6.15 shall survive the expiration or termination of this Lease.

SECTION 6.16.    Severability. If any term or provision of this Lease, or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Each provision of this Lease shall be valid and shall be enforceable to the extent permitted by applicable law.

SECTION 6.17. Notices. All notices, demands, consents and approvals which may or are required to be given by either party to the other hereunder shall be in writing and shall be deemed to have been fully given when personally delivered or on the date three (3) days after deposited in the United States mail, certified or registered, postage prepaid or on the following business day after delivery to a recognized overnight delivery service with overnight delivery requested and addressed to the party to be notified at the address for such party specified in this Lease, or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days’ notice to the notifying party. Nothing in this Section shall be construed to require Landlord to send routine rent bills to Tenant by any other manner other than by regular mail.

SECTION 6.18. Successors. This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its successors and, to the extent assignment may be permitted hereunder or hereafter approved by Landlord in writing, Tenant’s assigns.

SECTION 6.19. Entirety. This instrument and any attached addenda or exhibits signed by the parties constitute the entire agreement between Landlord and Tenant. No prior or contemporaneous promises, inducements, representations or agreements, oral or otherwise, between the parties hereto not embodied herein (including, without limitation, any statements or representations on Landlord’s website or in Landlord’s advertising) shall be binding or have any force or effect. Tenant will make no claim on account of any representations whatsoever, whether made by any renting agent, broker, officer or other representative of Landlord or which may be contained in any circular, prospectus or advertisement relating to the Premises or the Building, or otherwise, unless the same is specifically set forth in the Lease. All exhibits attached hereto are incorporated by reference into this Lease.

SECTION 6.20. Brokers. Except for Landlord’s Broker and Tenant’s Broker, Landlord and Tenant each represent and warrant to the other that it has not dealt with any other broker or intermediaries entitled to any compensation in connection with this Lease or Tenant’s occupancy of space in the Building. Landlord acknowledges that it is responsible for the payment of Landlord’s Broker and Tenant’s Broker’s commission pursuant to a separate agreement. Landlord and Tenant agree to indemnify and hold each other harmless from and against any liability, claim, damage, cost or expenses (including, without limitation, reasonable attorneys’ fees) incurred by any such party in the event of the inaccuracy of any of the foregoing representations and warranties.

SECTION 6.21. Taxes. Tenant shall be responsible for all ad valorem taxes on its personal property and on the value of any leasehold improvements installed and paid for by Tenant. Tenant, within thirty (30) days of receipt of an invoice, shall also pay to Landlord all sales or use taxes or excise taxes imposed or levied by the State of North Carolina or any other governmental body or agency, if any, against any rent or any other charge or payment required hereunder to be made by Tenant to Landlord, provided in no event shall Tenant be required to contribute towards Landlord’s income taxes, including state, corporate or franchise taxes or any inheritance, state or gift taxes. Tenant agrees to use its reasonable efforts at no out of pocket cost to Tenant to assist Landlord to qualify for any tax abatements or benefits available to Landlord.

SECTION 6.22. Signage; Advertising (a) Landlord shall, at Landlord’s cost, install and maintain for Tenant (i) Building standard suite signage and (ii) Building standard signage in the elevator lobby of the Building, and (iii) an electronic directory for the use of the tenants of the Building, including

Tenant, in the Building Lobby (collectively, “Landlord Installed Signage”). The design of the Landlord Installed Signage shall be subject to Landlord’s reasonable approval. Except as provided in this Section 6.22, Tenant shall not be entitled to place any sign, banner, flag, aerial, antenna, or other display on the exterior, top or interior of the Building or any other portion of the Building or Property unless consented to in writing by Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. All signs used by Tenant shall be professionally made and installed; no handwritten signs are allowed.

SECTION 6.23. Rights of Light, View and Air. This Lease does not grant any rights to light, view or air over adjacent property, and any diminution or shutting off of light, view or air by any structure that may be erected adjacent to the Building shall not affect this Lease or impose any obligation or liability upon Landlord.

SECTION 6.24.    Authority; Good Standing.

(a)Tenant represents and warrants to Landlord that (i) Tenant is duly formed, validly existing and in good standing under the laws of its State of Organization as set for forth in Section 1.02 and (ii) the persons executing this Lease on behalf of Tenant are authorized to do so. Upon the request of Landlord, Tenant shall provide to Landlord evidence of the authority of the persons executing this Lease on behalf of Tenant.

(b)Landlord represents and warrants to Tenant that (i) Landlord is a limited liability company duly formed, validly existing and in good standing under the laws of the state in which it was incorporated and is authorized to conduct business in the state of North Carolina, and (ii) the person executing this Lease on behalf of Landlord was authorized to do so.

SECTION 6.25. Property Management. Landlord may hire at any time a property management firm to manage some or all of the aspects of the Property. Tenant agrees to cooperate with any such property management firm so designated by Landlord.

SECTION 6.26. Confidentiality. Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord. Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the Building and could impair Landlord’s relationship with other tenants in the Building. Except as may be required by applicable law (including but not limited to any required securities filings or public company disclosures) or in connection with a prospective purchase of Tenant’s business or assets, Tenant agrees that its partners, officers, directors, employees, lenders, shareholders, accountants, brokers and attorneys, if any, shall not disclose the terms and conditions of this Lease to any other person or entity without prior written consent of Landlord, which may be given or withheld by Landlord, in Landlord’s sole discretion. It is understood and agreed that damages alone would be an inadequate remedy for breach of this provision by Tenant, and Landlord shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach.

SECTION 6.27. Accord and Satisfaction. Landlord is entitled to accept, receive, and cash or deposit any payment made by Tenant, for any reason or purpose or in any amount whatsoever, and apply the same at Landlord’s option to any obligation of Tenant and the same shall not constitute payment of any amount owed except that to which Landlord has applied the same. No endorsement or statement on any check or letter of Tenant shall be deemed an accord and satisfaction or otherwise recognized for any purpose whatsoever. The acceptance of any such check or payment shall be without prejudice to Landlord’s right to recover any and all amounts owed by Tenant hereunder and Landlord’s right to pursue any other available remedy, and shall not be deemed to constitute a waiver of any of Landlord’s rights hereunder.

SECTION 6.28. Counterparts. This Lease may be executed in counterparts. Each fully executed counterpart shall be an original and it shall not be necessary in making proof of this Lease to produce or account for more than one such counterpart. The submission of this Lease by Landlord, its agent or representative, for examination or execution by Tenant does not constitute an option or offer to lease the Premises upon the terms and conditions contained herein or a reservation of the Premises in favor of Tenant. It is intended hereby that this Lease shall only become effective upon the execution hereof by Landlord and delivery of a fully executed counterpart hereof to Tenant. Signatures on this Lease which are transmitted electronically, including without limitation via e-mailed files in .pdf format, or via DocuSign, Adobe Sign or similar secure signature software, shall be valid for all purposes.

SECTION 6.29. Miscellaneous. All rights and remedies of Landlord under this Lease shall be cumulative and none shall exclude any other rights or remedies allowed by law. This Lease is declared to be a North Carolina contract, and all of the terms hereof shall be construed according to the laws of North Carolina. The parties agree that this Lease nor any memorandum thereof shall not be recorded. Notwithstanding anything to the contrary in the Lease, Tenant shall have the right to record a notice of the Lease in the applicable local real property records. In addition, each party agrees, that within thirty (30) days of written request by the other party, it shall execute and deliver notice of the expiration or termination of this Lease (if it occurs) to provide legal notice of the same. Any and all notices contemplated hereunder shall be reasonably acceptable in form and substance to Landlord and Tenant; provided, however, it shall be unreasonable for any party to fail to approve any aspect of such notices required to put the notice in recordable form or to meet the requirements set forth in N.C.G.S. Section 47-118 or any successor statutes. In the event of a conflict between the terms and conditions of Article I of this Lease and the terms and conditions of Articles II through VI of this Lease, the latter shall govern and control.

SECTION 6.30. Condominium Declaration. Landlord shall have the right to convert the Building to a condominium regime pursuant to a declaration of condominium to be recorded with the Wake County Registry (“Condominium Declaration”). Upon the recordation of the Condominium Declaration, this Lease shall automatically become subject and subordinate to the terms and conditions of the Condominium Declaration. At no cost to Tenant, Tenant shall provide reasonable cooperation with Landlord in order for Landlord to effectuate the preparation and recordation of the Condominium Declaration.

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IN WITNESS WHEREOF, the parties hereto have executed this Lease under seal as of the date aforesaid.

LANDLORD:

CRABTREE TERRACE HOLDINGS LLC,
a Delaware limited liability company
By: /s/ David Etemadi
Title: Authorized Signatory
Name: David Etemadi
Date: 10/03/2022

TENANT:

9 Meters Biopharma, Inc.
a Delaware corporation
By: /s/ John Temperato
Title: President & CEO
Name: John Temperato
Date: 10/03/2022

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